Exhibit 10.1

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

by and among

JAZZ SEMICONDUCTOR, INC.,

and

NEWPORT FAB, LLC,
as Borrowers,

JAZZ TECHNOLOGIES, INC.,
as Parent Guarantor,

WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN),
as Administrative Agent,

WACHOVIA CAPITAL MARKETS, LLC,
as Lead Arranger, Bookrunner and Syndication Agent

and

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders

Dated as of: February 28, 2007

-i-

(continued)

Page
7.4	Equipment Covenants	55
7.5	Power of Attorney	56
7.6	Right to Cure	56
7.7	Access to Premises	57
SECTION 8. REPRESENTATIONS AND WARRANTIES		57
8.1	Corporate Existence, Power and Authority	57
8.2	Name; State of Organization; Chief Executive Office; Collateral Locations	58
8.3	Financial Statements; No Material Adverse Change	58
8.4	Priority of Liens; Title to Properties	59
8.5	Tax Returns	59
8.6	Litigation	59
8.7	Compliance with Other Agreements and Applicable Laws	59
8.8	Environmental Compliance	60
8.9	Employee Benefits	61
8.10	Bank Accounts	61
8.11	Intellectual Property	62
8.12	Subsidiaries; Capitalization; Solvency	62
8.13	Labor Disputes	63
8.14	Restrictions on Credit Parties	63
8.15	Material Contracts	64
8.16	Payable Practices	64
8.17	Accuracy and Completeness of Information	64
8.18	Survival of Warranties; Cumulative	64
SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS		64
9.1	Maintenance of Existence	64
9.2	New Collateral Locations	65
9.3	Compliance with Laws, Regulations, Etc	65
9.4	Payment of Taxes and Claims	66
9.5	Insurance	67
9.6	Financial Statements and Other Information	67

-ii-

(continued)

Page
9.7	Sale of Assets, Consolidation, Merger, Dissolution, Etc	69
9.8	Encumbrances	73
9.9	Indebtedness	75
9.10	Loans, Investments, Etc	78
9.11	Dividends and Redemptions	82
9.12	Transactions with Affiliates	83
9.13	Compliance with ERISA	83
9.14	End of Fiscal Years; Fiscal Quarters	84
9.15	Change in Business	84
9.16	Limitation of Restrictions Affecting Subsidiaries	84
9.17	Intentionally Omitted	85
9.18	Minimum Consolidated EBITDA	85
9.19	License Agreements	85
9.20	Foreign Assets Control Regulations, Etc	86
9.21	After Acquired Real Property	86
9.22	Costs and Expenses	87
9.23	Further Assurances	87
SECTION 10. EVENTS OF DEFAULT AND REMEDIES		88
10.1	Events of Default	88
10.2	Remedies	90
SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW		93
11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver; California Judicial Reference	93
11.2	Amendments and Waivers	95
11.3	Waiver of Counterclaims	97
11.4	Indemnification	97
SECTION 12. JOINT AND SEVERAL LIABILITY; SURETYSHIP WAIVERS; ETC		97
12.1	Independent Obligations; Subrogation	97
12.2	Authority to Modify Obligations and Security	98

-iii-

(continued)

-iv-

(continued)

Page
13.7	Assignments; Participations	112
13.8	Entire Agreement	114
13.9	USA Patriot Act	114
13.10	Counterparts, Etc	115

-v-

INDEX
TO
EXHIBITS AND SCHEDULES
Exhibit A	Assignment and Acceptance Agreement
Exhibit B	Information Certificate
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Borrowing Base Certificate
Exhibit E	Form of Non-U.S. Lender Statement
Schedule 1.30	Consolidated EBITDA
Schedule 1.46	Equipment Sublimit
Schedule 1.57	Existing Letters of Credit
Schedule 1.104	Permitted Holders
Schedule 1.110	Qualified Cash Accounts
Schedule 8.8	Environmental Compliance
Schedule 8.13	Labor Disputes
Schedule 8.15	Material Contracts
Schedule 9.9	Permitted Indebtedness
Schedule 9.10	Existing Loans and Advances

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Amended and Restated Loan and Security Agreement dated as of February 28, 2007 (this “Agreement”) is entered into by and among Jazz Semiconductor, Inc., a Delaware corporation (“Jazz” as hereinafter further defined), Newport Fab, LLC (d/b/a Jazz Semiconductor Operating Company), a Delaware limited liability company (“Operating Company” as hereinafter further defined, and Operating Company together with Jazz, collectively, the “Borrowers” and each of them individually, a “Borrower” as hereinafter further defined), Jazz Technologies, Inc., formerly known as Acquicor Technology Inc., a Delaware corporation (“Parent Guarantor” and together with its successors (whether by merger or operation of law) and any other Person that at any time after the Effective Date becomes a Guarantor, each individually a “Guarantor” and collectively, “Guarantors” as hereinafter further defined), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders” as hereinafter further defined), Wachovia Capital Markets, LLC, as lead arranger, bookrunner and syndication agent (“Syndication Agent”), and Wachovia Capital Finance Corporation (Western), a California corporation (“Agent” as hereinafter further defined).

WITNESSETH:

WHEREAS, Wachovia (as defined below) and Borrowers previously have entered into that certain Loan and Security Agreement dated as of January 6, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Original Loan Agreement”), pursuant to which Wachovia has provided certain loans and other financial accommodations to Borrowers;

WHEREAS, the parties hereto have agreed to amend and restate in their entirety the agreements contained in the Original Loan Agreement as amongst themselves;

WHEREAS, each Lender is willing to agree (severally and not jointly) to make loans and provide financial accommodations to Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and Agent is willing to act as administrative agent for Lenders on the terms and conditions set forth herein and in the other Financing Agreements (as defined below); and

WHEREAS, each Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Original Loan Agreement, as amended and restated hereby, and the other Financing Agreements effective as of the date hereof;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto amend and restate the Original Loan Agreement and agree as follows:

SECTION 1.  DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1  “Accounts” shall mean, as to each Borrower and Guarantor, all present and future rights of such Borrower and Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit, charge or debit card or information contained on or for use with such card.

1.2  “Accounts Sublimit” shall mean, at any time, the amount equal to $25,000,000, as reduced by any reduction thereof pursuant to Section 2.1(c) hereof.

1.3  “ACH Transactions” shall mean any overdrafts, cash management or related services, including the automatic clearing house transfer of funds by Agent or any of its Affiliates for the account of any Borrower, any Guarantor or any of their respective Subsidiaries, in each case pursuant to agreements entered into with such Borrower, such Guarantor or any their respective Subsidiaries.

1.4  “Act” shall have the meaning set forth in Section 13.9 hereof.

1.5  “Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), the rate per annum determined by dividing (a) the London Interbank Offered Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, “Reserve Percentage” shall mean for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

1.6  “Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds twenty percent (20%) or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds twenty percent (20%) or more of any class of Voting Stock or in which such Person beneficially owns or holds twenty percent (20%) or more of the equity interests and (c) any director or executive officer of such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

1.7  “Agent” shall mean Wachovia Capital Finance Corporation (Western), in its capacity as agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

1.8  “Agent Payment Account” shall mean account no. 5000000030321 of Agent at Wachovia Bank, National Association, or such other account of Agent as Agent may from time to time designate to Borrowers as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.

1.9  “Agreement and Plan of Merger” shall have the meaning set forth in Section 4.1(p) hereof.

1.10  “Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.7 hereof.

1.11  “Bank Products” shall mean any one or more of the following types of services or facilities extended to Borrowers, Guarantors, or any of their respective Subsidiaries upon Borrowers request by a Bank Product Provider: (a) credit cards, (b) ACH Transactions, (c) Hedging Transactions, and (d) foreign exchange contracts.

1.12  “Bank Product Providers” shall mean Wachovia and any of its Affiliates.

1.13  “Bank Product Reserve” shall mean any and all reserves that Agent may establish from time to time with Borrowers’ consent for the Bank Products provided by any Bank Product Provider which are then outstanding.

1.14  “Blocked Accounts” shall have the meaning set forth in Section 6.3 hereof.

1.15  “Borrowers” shall mean, collectively, the following (together with their respective successors and assigns): (a) Jazz Semiconductor, Inc., a Delaware corporation; (b) Newport Fab, LLC (d/b/a Jazz Semiconductor Operating Company), a Delaware limited liability company; and (c) any other Person that at any time after the date hereof becomes a Borrower; each sometimes being referred to herein individually as a “Borrower”.

1.16  “Borrowing Base” shall mean, at any time, the sum of:

(a)  the amount equal to the lesser of: (i) eighty-five percent (85%) of the Eligible Accounts of Borrowers, minus Reserves relating to Accounts, or (ii) the Accounts Sublimit; plus

(b)  the amount equal to the lesser of: (i) (A) the product of (I) seventy percent (70%) times (II) the “net orderly liquidation value” of the Eligible Equipment of Borrowers determined in a “balanced market”, as such balanced market, as of any date of determination, shall be defined in the most recent appraisal of Equipment then received by Agent in accordance with Section 7.4 hereof, minus (B) Reserves relating to Equipment, or (ii) the Equipment Sublimit; minus

(c)  $5,000,000; minus

(d)  Reserves other than those set forth in Sections 1.16(a) or (b) hereof and actually applied.

1.17  “Borrowing Base Certificate” shall have the meaning given to such term in Section 7.1(a)(ii) hereof.

1.18  “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of California, the State of New York or the State of North Carolina, and a day on which the Reference Bank and Agent are open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

1.19  “Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a capital lease on the balance sheet of such Person.

1.20  “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

1.21  “Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers' acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of any Borrower or Guarantor) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody's Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $1,000,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above; and (g) investments in any Borrower’s or Guarantor’s investment plan as in effect on the Effective Date or as previously disclosed to and approved by Agent.

1.22  “Change of Control” shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Borrower or Guarantor to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than as permitted in Section 9.7 hereof; (b) the liquidation or dissolution of any Borrower or Guarantor or the adoption of a plan by the stockholders of any Borrower or Guarantor relating to the dissolution or liquidation of such Borrower or Guarantor, other than as permitted in Section 9.7 hereof; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except for one or more Permitted Holders, of beneficial ownership, directly or indirectly, of thirty-five percent (35%) of the voting power of the total outstanding Voting Stock of any Borrower or Guarantor; (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of any Borrower or Guarantor (together with any new directors who have been appointed by any Permitted Holder, or whose nomination for election by the stockholders of such Borrower or Guarantor, as the case may be, was approved by a vote of at least sixty-six and two-thirds (66 2/3%) percent of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of any Borrower or Guarantor then still in office; or (e) the failure of Parent Guarantor to own directly or indirectly one hundred (100%) percent of the voting power of the total outstanding Voting Stock of any other Borrower or Guarantor.

1.23  “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.24  “Collateral” shall have the meaning set forth in Section 5.1 hereof.

1.25  “Collateral Access Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, from (a) any lessor of premises located in the United States to any Borrower or Guarantor where Collateral with a fair market value in excess of $2,500,000 in the aggregate is stored, or (b) any other person (i) to whom any Collateral with a fair market value in excess of $2,500,000 in the aggregate is consigned or (ii) who has custody, control or possession of any such Collateral in the United States with a fair market value in excess of $2,500,000 in the aggregate or (iii) is otherwise the owner or operator of any premises located in the United States on which (A) any financial books and records of any Borrower or Guarantor is located or (B) any Borrower or Guarantor stores, manufactures or fabricates any of such Collateral with a fair market value in excess of $2,000,000 in the aggregate (including, without limitation, as of the Effective Date, the following location: 4321 Jamboree Road, Newport Beach, California 92660), in favor of Agent with respect to such Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.

1.26  “Commitment” shall mean, at any time, as to each Lender, the principal amount set forth below such Lender’s signature on the signatures pages hereto designated as the Commitment or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Commitments”.

1.27  “Commitment Letter” shall mean the letter agreement, dated September 26, 2006, by and among Parent Guarantor, Agent and Syndication Agent, as amended, supplemented or otherwise modified from time to time.

1.28  “Conexant” shall mean Conexant Systems, Inc., a Delaware corporation.

1.29  "Conexant Lease Agreements" shall mean collectively: (i) the Half Dome Lease Agreement between Specialtysemi and Conexant dated March 12, 2002, as amended, supplemented or otherwise modified from time to time; and (ii) the El Capitan Lease Agreement between Specialtysemi and Conexant dated March 12, 2002, as amended, supplemented or otherwise modified from time to time.

1.30  “Consolidated EBITDA” shall mean, with respect to any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Net Interest Expense of such Person and its Subsidiaries, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including unused line fees and administrative fees and charges with respect to the Credit Facility), (c) depreciation and amortization expense, (d) amortization or impairment of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) any other non-cash charges, expenses or losses, including in relation to earn-outs and similar obligations (except to the extent such charges, expenses or losses represent an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense paid in a prior period), (g) restructuring and integration costs related to any acquisition transaction or Joint Venture permitted hereby, (h) stock-option based compensation expenses, (i) transaction costs, fees and expenses related to this Agreement, or related to a completed acquisition transaction or a Joint Venture transaction permitted hereby, (j) the non-cash portion of straight-line rent expense, (k) proceeds from any business interruption insurance (in the case of this clause (k) to the extent not reflected as revenue or income in such statement of such Consolidated Net Income), (l) losses recognized and expenses incurred in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items, (m) cash expenses relating to earn-outs and similar obligations, and (n) to the extent incurred prior to March 31, 2007 and paid, and to the extent reasonably approved of by Agent: (A) all costs and expenses incurred by Parent Guarantor and its Subsidiaries in connection with the acquisition by Parent Guarantor of Jazz, (B) all management fees, and (C) all purchased research and development costs, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income (except to the extent deducted in determining Consolidated Net Interest Expense), (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (iii) any other non-cash income or gains (other than the accrual of revenue in the ordinary course), all as determined on a consolidated basis, (iv) cash payments in connection with “straight-line” rent expense which exceed the amount expensed in respect of such rent expense and (v) gains realized and income accrued in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items. Notwithstanding the foregoing, Consolidated EBITDA for Parent Guarantor and its Subsidiaries for each fiscal quarter ending in 2006 shall be the amount set forth for such fiscal quarter on Schedule 1.30 hereto.

1.31  “Consolidated Net Income” shall mean, with respect to any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, however, with respect to Parent Guarantor, Consolidated Net Income shall not include the consolidated net income (or loss) of any Person in which any other Person (other than any Borrower, any Guarantor, or any of their respective wholly-owned Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to a Borrower, Guarantor or any of their respective wholly-owned Subsidiaries by such Person during such period.

1.32  “Consolidated Net Interest Expense” shall mean, with respect to any Person for any period, (a) total cash interest expense (including that attributable to capital lease obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries, minus (b) total cash interest income of such Person and its Subsidiaries for such period, in each case determined in accordance with GAAP.

1.33  “Credit Facility” shall mean the loans and letters of credit provided to or for the benefit of any Borrower pursuant to Sections 2.1 and 2.2 hereof.

1.34  “Credit Party” shall mean, collectively, each Borrower, each Guarantor, and each Subsidiary of any Borrower or Guarantor (other than any Foreign Subsidiary of any Borrower or Guarantor, any Joint Venture, and Jazz WOFE).

1.35  “Customer Concession Reserve” shall mean a Reserve established for concessions made or reasonably expected to be made by any Borrower to its customers consisting of credits other than product returns, which Reserve shall be calculated quarterly based on sales made during the twelve-month period prior to, and ending on, any date of determination and the concessions actually made during such period and to the extent reflected on such Borrower's books and records consistent with its historical practices.

1.36  “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

1.37  “Defaulting Lender” shall have the meaning set forth in Section 6.9 hereof.

1.38  “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, the Borrower or Guarantor with a deposit account (other than any deposit account specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s or Guarantor’s salaried employees) at any bank and the bank at which such deposit account is at any time maintained, which provides that such bank will comply with instructions originated by Agent directing disposition of the funds in the deposit account without further consent by such Borrower or Guarantor and has such other terms and conditions as Agent may reasonably require.

1.39  “Domestic Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person incorporated or organized under the laws of any jurisdiction of any state or territory of the United States or the District of Columbia.

1.40  “Effective Date” shall mean the date hereof.

1.41  “Eligible Accounts” shall mean Accounts created by each Borrower that in each case satisfy the criteria set forth below as determined by Agent. Accounts shall be Eligible Accounts if:

(a)  such Accounts arise from the actual and bona fide sale and delivery of goods by such Borrower or rendition of services by such Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b)  such Accounts are not unpaid more than sixty (60) days past due or one hundred twenty (120) days after the date of the original invoice for them;

(c)  such Accounts comply with the terms and conditions contained in Section 7.2(b) of this Agreement;

(d)  such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e)  the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada (provided, that, at any time promptly upon Agent's request, such Borrower shall either (A) exclude Accounts of an account debtor with its chief executive office or principal place of business in Canada unless any such Account is otherwise reasonably acceptable to Agent (subject to such lending formula with respect thereto as Agent may determine) or (B) execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Agent to perfect the security interests of Agent in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Agent may reasonably request to enable Agent as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada), or if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America or Canada, then if either: (i) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance satisfactory to Agent and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent's agent and the issuer thereof, and such Borrower has complied with the terms of Section 5.2(f) hereof with respect to the assignment of the proceeds of such letter of credit to Agent or naming Agent as transferee beneficiary thereunder, as Agent may specify, (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount reasonably acceptable to Agent, (iii) such Account is guaranteed in form, manner and substance reasonably satisfactory to Agent by an affiliated entity of such Account Debtor located in the U.S., or (iv) such Account is otherwise reasonably acceptable to Agent (subject to such lending formula with respect thereto as Agent may determine);

(f)  such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon such Borrower's satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance reasonably satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(g)  the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute, or such counterclaim, defense or dispute is not otherwise reflected in such Borrower’s financial statements, or such account debtor is not owed or does not claim to be owed any amounts that may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed owed by such account debtor shall be deemed Eligible Accounts to the extent that such portion would otherwise be eligible as "Eligible Accounts" pursuant to this Section);

(h)  there are no facts, events or occurrences which would materially impair the validity, enforceability or collectability of such Accounts;

(i)  such Accounts are subject to the first priority, valid and perfected security interest of Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

(j)  other than any Person that is an Affiliate of any Borrower because a director or officer of such Person serves as a director of such Borrower, neither the account debtor nor any officer or employee of the account debtor, as applicable, with respect to such Accounts is an officer, employee, agent or other Affiliate of any Borrower or Guarantor;

(k)  the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Agent's request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner reasonably satisfactory to Agent;

(l)  there are no proceedings or actions which are pending against the account debtors with respect to such Accounts which could reasonably be expected to result in any material adverse change in any such account debtor's financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

(m)  the aggregate amount of such Eligible Accounts owing by a single account debtor (other than Conexant and Skyworks) do not constitute more than ten percent (10%) of the aggregate amount of all otherwise Eligible Accounts, and such Accounts owing by Conexant do not constitute more than twenty percent (20%) of the aggregate amount of all otherwise Eligible Accounts, and such Accounts owing by Skyworks do not constitute more than thirty percent (30%) of the aggregate amount of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of the applicable percentages shall be deemed Eligible Accounts to the extent that such portion would otherwise be eligible as "Eligible Accounts" pursuant to this Section);

(n)  such Accounts are not owed by an account debtor who has Accounts unpaid more than sixty (60) days past due or one hundred twenty (120) days after the original invoice date for them which constitute more than fifty (50%) percent of the total Accounts of such account debtor;

(o)  the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(p)  such Accounts are not non-trade Accounts, including without limitation billings for facility services and repairs; and

(q)  such Accounts are not Accounts that have been paid or otherwise satisfied by customer deposits, except to the extent in excess of such deposits, maintained by any Borrower.

Any new criteria for Eligible Accounts may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no notice thereof prior to the date hereof, in either case under clause (i) or (ii) which materially adversely affects or could reasonably be expected to materially adversely affect the Eligible Accounts. Any Accounts that are not Eligible Accounts shall nevertheless be part of the Collateral.

1.42  “Eligible Equipment” shall mean, as to each Borrower, Equipment of such Borrower used in the ordinary course of such Borrower’s business, that in each case satisfy the criteria set forth below as reasonably determined by Agent. Eligible Equipment shall not include: (a) Equipment located outside the United States; (b) items of Equipment that are or have become fixtures other than trade fixtures which are readily removable from the premises on which they are located; (c) leased Equipment; (d) Equipment subject to a lien or security interest of any Person other than Agent except for non-consensual liens or security interests that are permitted under Sections 9.8(b), (c) or (d) hereof; (e) worn-out, obsolete or out-of-service Equipment; (f) Equipment acquired by any Borrower after the date hereof located on or affixed to the Premises (as defined in that certain Landlord Agreement dated on or about the Original Closing Date, by and among Jazz, Conexant and Agent (the "Conexant Landlord Agreement") with respect to which Equipment the parties to such Conexant Landlord Agreement shall not have agreed upon and delivered a revised Exhibit B to such Conexant Landlord Agreement pursuant to the terms thereof, which revised Exhibit B shall designate such Equipment as added to or included within the definition of "Personal Property" as set forth in the Conexant Landlord Agreement; and (g) any individual items of Equipment with an original cost or purchase price of less than $10,000. Any new criteria for Eligible Equipment may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no notice thereof prior to the date hereof, in either case under clause (i) or (ii) which materially adversely affects or could reasonably be expected to materially adversely affect the Eligible Equipment in the good faith determination of Agent. Any Equipment that is not Eligible Equipment shall nevertheless be part of the Collateral.

1.43  “Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and in each case is approved by Agent; and (d) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933) approved by Agent and, absent an Event of Default, Borrowers (which approval by Borrowers shall not be unreasonably withheld), provided, that, (i) neither any Borrower nor any Guarantor or any Affiliate of any Borrower or Guarantor shall qualify as an Eligible Transferee and (ii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of any Borrower or Guarantor shall qualify as an Eligible Transferee, except as Agent may otherwise specifically agree.

1.44  “Environmental Laws” shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower or Guarantor and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

1.45  “Equipment” shall mean, as to each Borrower and Guarantor, all of such Borrower's and Guarantor’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment, computer hardware, computer software (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.46  “Equipment Sublimit” shall mean the amount set forth on Schedule 1.46 with respect to the period set forth opposite such amount.

1.47  “Equity Contribution” shall have the meaning set forth in Section 4.1(r) hereof.

1.48  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

1.49  “ERISA Affiliate” shall mean any person required to be aggregated with any Borrower, any Guarantor or any of their respective Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.50  “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than events as to which the requirement of notice has been waived in regulations by the Pension Benefit Guaranty Corporation; (b) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) a complete or partial withdrawal by any Borrower, Guarantor or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Pension Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any other Credit Party in excess of $1,000,000 and (g) any other event or condition with respect to a Plan including any Pension Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Borrower in excess of $1,000,000.

1.51  “Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

1.52  “Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

1.53  “Excess Availability” shall mean the amount calculated at any date, equal to: (a) the lesser of: (i) the Borrowing Base, (ii) the Maximum Credit minus $5,000,000 or (iii) the amount equal to (A) the Accounts Sublimit plus (B) the Equipment Sublimit minus (C) $5,000,000, minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations of Borrowers plus (ii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of each Borrower which are outstanding more than sixty (60) days past due as of the end of the immediately preceding month (other than trade payables or other obligations being contested or disputed by such Borrower in good faith), plus (iii) without duplication, the amount of checks issued by each Borrower to pay trade payables and other obligations which are more than sixty (60) days past due as of the end of the immediately preceding month (other than trade payables or other obligations being contested or disputed by such Borrower in good faith), but not yet sent.

1.54  “Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

1.55  “Excluded Subsidiaries” shall mean a collective reference to any Subsidiary of Parent Guarantor that: (a) is acquired or formed by Parent Guarantor or any of Parent Guarantor’s Subsidiaries after the date hereof; and (b) is designated as an Excluded Subsidiary by Parent Guarantor by written notice to Agent prior to the date of such acquisition or formation.

1.56  “Executive Order” shall have the meaning given to such term in Section 9.20 hereof.

1.57  “Existing Letters of Credit” shall mean, collectively, the letters of credit issued for the account of a Borrower or Guarantor or for which such Borrower or Guarantor is otherwise liable listed on Schedule 1.57 hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.58  “Fee Letter” shall mean the letter agreement, dated of even date herewith, by and among Borrowers and Agent, setting forth certain fees payable by Borrowers to Agent for the benefit of itself and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.59  “Financing Agreements” shall mean, collectively, this Agreement, the Fee Letter and all notes, guarantees, security agreements, deposit account control agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower, any Guarantor or any Guarantor in connection with this Agreement.

1.60  “Foreign Assets Control Regulations” shall have the meaning given to such term in Section 9.20 hereof.

1.61  “Foreign Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person incorporated or organized under the laws of any jurisdiction other than a state or territory of the United States or the District of Columbia.

1.62  “Funding Bank” shall have the meaning given to such term in Section 3.3(a) hereof.

1.63  “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 9.18 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date hereof.

1.64  “Guaranty” shall mean a Guaranty executed by Parent Guarantor or a Subsidiary (other than a Foreign Subsidiary) of any Borrower or Guarantor in favor of Agent.

1.65  “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any public entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.66  “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.67  “Hedging Transactions” shall mean (a) any and all rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options, forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transaction, currency options or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, or (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms or conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, including but not limited to, any such obligations or liabilities under any such agreement.

1.68  “Indebtedness” shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (other than an account payable to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person and payable in accordance with customary trade practices); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person which obligations become due prior to the maturity date hereof; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker's acceptances, drafts or similar documents or instruments issued for such Person's account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time, provided that if such indebtedness is not assumed by such Person, the amount of such indebtedness shall be the lesser of the fair market value of the property subject to such lien or encumbrance and the amount of such indebtedness; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; (i) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of law and (j) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP.

1.69  “Indemnitee” shall have the meaning given to such term in Section 11.4 hereof.

1.70  “Information Certificate” shall mean, collectively, the Information Certificates of Borrowers and Guarantors constituting Exhibit B hereto containing material information with respect to Borrowers and Guarantors, their respective businesses and assets provided by or on behalf of Borrowers and Guarantors to Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

1.71  “Intellectual Property” shall mean, as to each Borrower and Guarantor, all of such Borrower's or Guarantor’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to any Borrower’s or Guarantor’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registrations; software and contract rights relating to computer software programs, in whatever form created or maintained.

1.72  “Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), three (3), or six (6) months duration as Borrowers may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, Borrowers may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

1.73  “Interest Rate” shall mean,

(a)  as to Prime Rate Loans, a rate equal to three quarters of one percent (0.75%) per annum in excess of the Prime Rate,

(b)  as to Eurodollar Rate Loans, a rate equal to two and one-half percent (2.50%) per annum in excess of the Adjusted Eurodollar Rate (based on the London Interbank Offered Rate applicable for the Interest Period selected by Borrowers as in effect two (2) Business Days prior to the commencement of the Interest Period, whether such rate is higher or lower than any rate previously quoted to any Borrower).

(c)  Notwithstanding anything to the contrary contained in clauses (a) and (b) of this definition, the Interest Rate shall mean the rate of two and three-quarters percent (2.75%) per annum in excess of the Prime Rate as to Prime Rate Loans and the rate of four and one-half percent (4.50%) per annum in excess of the Adjusted Eurodollar Rate as to Eurodollar Rate Loans, at Agent’s option, without notice, (i) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as reasonably determined by Agent or (ii) on Loans and Letters of Credit outstanding in excess of the Borrowing Base (whether or not such excess(es) arise or are made with or without Agent’s or any Lender’s knowledge or consent and whether made before or after an Event of Default).

1.74  “Inventory” shall mean, as to each Borrower and Guarantor, all of such Borrower's and Guarantor’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower or Guarantor as lessor; (b) are held by such Borrower or Guarantor for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower or Guarantor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

1.75  “Investment Property Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, any Borrower or Guarantor (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Borrower or Guarantor, acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Agent, that it will comply with entitlement orders originated by Agent with respect to such investment property, or other instructions of Agent, and has such other terms and conditions as Agent may reasonably require.

1.76  “Jazz” shall mean Jazz Semiconductor, Inc., a Delaware corporation, and its successors and assigns.

1.77  “Jazz WOFE” shall mean Jazz Semiconductor (Shanghai) Co., Ltd., a China Wholly Owned Foreign Entity, organized and existing under the laws of China.

1.78  “Joint Venture” shall mean (a) Operating Company’s partnerships with Advanced Semiconductor Manufacturing Corporation, a company organized and existing under the laws of Shanghai PRC, and Hua Hong NEC Electronics Co., Ltd., a company organized and existing under the laws of Shanghai PRC, and (b) following the date hereof, Operating Company’s other partnerships or joint ventures with any Person that is not a wholly owned Subsidiary of any Borrower or any Guarantor.

1.79  “Joy” shall mean Joy Acquisition Corp., a Delaware corporation.

1.80  “Lenders” shall mean, collectively, the financial institutions who are signatories hereto as Lenders and other Persons made a party to this Agreement as a lender in accordance with Section 13.7 hereof, and their respective successors and permitted assigns; each sometimes being referred to herein individually as a “Lender”.

1.81  “Letter of Credit Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

1.82  “Letter of Credit Limit” shall mean $5,000,000.

1.83  “Letter of Credit Obligations” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (b) the aggregate amount of all drawings under Letters of Credit for which the issuer thereof has not at such time been reimbursed, plus (c) without duplication, the aggregate amount of all payments made by each Lender to the issuer with respect to such Lender’s participation in Letters of Credit as provided in Section 2.2 for which Borrowers have not at such time reimbursed the Lenders, whether by way of a Loan or otherwise.

1.84  “Letters of Credit” shall mean all letters of credit (whether documentary or stand-by and whether for the purchase of inventory, equipment or otherwise) issued by an issuer for the account of Borrowers pursuant to this Agreement, and all amendments, renewals, extensions or replacements thereof. The issuer of the Letters of Credit shall be, and all references to such issuer herein shall mean, Wachovia Bank, National Association and its successors and assigns or such other bank as Agent may from time to time designate.

1.85  “License Agreement” and “License Agreements” shall have the meanings set forth in Section 8.11 hereof.

1.86  “Loans” shall mean the loans now or hereafter made by or on behalf of Agent and the Lenders on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

1.87  “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, that, if more than one rate is specified on Telerate Page 3750, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

1.88  “Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, performance or results of operations of Borrowers taken as a whole; (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent upon the Collateral; (d) the Collateral or its value; (e) the ability of any Borrower to perform its obligations under this Agreement or any of the other Financing Agreements as and when to be performed; or (f) the ability of Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Agent and Lenders under this Agreement or any of the other Financing Agreements.

1.89  “Material Contract” shall mean any contract or other agreement (other than the Financing Agreements), whether written or oral, to which any Borrower or Guarantor is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

1.90  “Maturity Date” shall have the meaning set forth in Section 13.1 hereof.

1.91  “Maximum Credit” shall mean the amount equal to $65,000,000, as reduced by any reduction thereof pursuant to Section 2.1(c) hereof.

1.92  “Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower, Guarantor or any ERISA Affiliate and with respect to which any Borrower, Guarantor or any other Credit Party is reasonably expected to incur any material liability.

1.93  “New Subsidiary” shall have the meaning given to such term in Section 9.10(i) hereof.

1.94  “Non-Excluded Taxes” shall have the meaning given to such term in Section 6.4(c) hereof.

1.95  “Non-U.S. Lender” shall have the meaning given to such term in Section 6.4(e) hereof.

1.96  “Obligations” shall mean any and all Loans, Letter of Credit Obligations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of the Borrowers to Agent or any Lender and/or any of their Affiliates, including all obligations arising under or in connection with Bank Products, in each case including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, in each case, arising under this Agreement or any of the other Financing Agreements or on account of any Letter of Credit and all other Letter of Credit Obligations, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to any Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured.

1.97  “Operating Company” shall mean Newport Fab, LLC (doing business as Jazz Semiconductor Operating Company), a Delaware limited liability company, and its successors and assigns.

1.98  “Original Closing Date” shall mean January 6, 2006.

1.99  “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

1.100  “Parent Guarantor” shall mean Jazz Technologies, Inc., a Delaware corporation, and its successors and assigns.

1.101  “Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letters of Credit in conformity with the provisions of Section 13.7 of this Agreement governing participations.

1.102  “Pension Plan” shall mean a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Borrower or Guarantor sponsors, maintains, or to which any Borrower, Guarantor or any ERISA Affiliate makes, is making, or is obligated to make contributions, other than a Multiemployer Plan and with respect to which any Borrower, any Guarantor or any other Credit Party is reasonably expected to incur any material liability.

1.103  “Permits” shall have the meaning given to such term in Section 8.7(b) hereof.

1.104  “Permitted Holders” shall mean the persons listed on Schedule 1.104 hereto, Affiliates thereof and their respective successors and assigns.

1.105  “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.106  “Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower or Guarantor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years and with respect to which any Borrower, any Guarantor or any other Credit Party is reasonably expected to incur any material liability.

1.107  “Prime Rate” shall mean the rate from time to time publicly announced by Wachovia Bank, National Association, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank.

1.108  “Prime Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

1.109  “Pro Rata Share” shall mean as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender's Commitment and the denominator of which is the aggregate amount of all of the Commitments of Lenders, as adjusted from time to time in accordance with the provisions of Section 13.7 hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender's Loans and its interest in the Letters of Credit and the denominator shall be the aggregate amount of all unpaid Loans and Letters of Credit.

1.110  “Qualified Cash” shall mean, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrowers, Guarantors and their respective Subsidiaries that is in deposit accounts or in securities accounts or investment property accounts, or any combination thereof, and each of which deposit accounts or securities accounts or investment property accounts is subject to the first priority lien of Agent pursuant to a Deposit Account Control Agreement or Investment Property Control Agreement, as applicable, and not otherwise encumbered other than by the banker's lien or right of offset of the bank or securities intermediary or commodity intermediary at which such account is located, and is maintained by a branch office of the bank or securities intermediary or commodity intermediary located within the United States, and is set forth on Schedule 1.110 (as such Schedule may be updated from time to time upon the opening of any such account in accordance with Section 5.2(d) or Section 5.2(e), as applicable); provided, that "Qualified Cash" shall not include any such amount of unrestricted cash and Cash Equivalents that is (a) in any such accounts or combination thereof (i) specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s, any Guarantor’s or any such Subsidiary's salaried employees, or (ii) that are operating, overnight or other accounts, the amounts in which are subject to being debited in order to honor or otherwise satisfy checks written or issued thereon, but only to the extent checks actually have been written in respect of such amounts, and (b) in any Blocked Account to the extent such amounts have been applied against the Loans pursuant to Section 6.3(b) hereof; and further provided, that "Qualified Cash" shall only include such amounts of unrestricted cash and Cash Equivalents for which Borrowers or Guarantors have provided evidence thereof with respect to such accounts to Agent, which evidence shall be reasonably satisfactory to Agent.

1.111  “Real Property” shall mean, as to any Borrower or Guarantor, all now owned and hereafter acquired real property of such Borrower or such Guarantor, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

1.112  “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Borrower and Guarantor: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Borrower or Guarantor; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or Guarantor or otherwise in favor of or delivered to any Borrower or Guarantor in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower or Guarantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or Guarantor or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Borrower or Guarantor) or otherwise associated with any Accounts, Inventory or general intangibles of any Borrower or Guarantor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower or Guarantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Borrower or Guarantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower or Guarantor is a beneficiary).

1.113  “Records” shall mean, as to each Borrower and Guarantor, all of such Borrower's and Guarantor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Borrower or Guarantor with respect to the foregoing maintained with or by any other person).

1.114  “Reference Bank” shall mean Wachovia Bank, National Association, or such other bank as Agent may from time to time designate.

1.115  “Register” shall have the meaning set forth in Section 13.7 hereof.

1.116  “Required Lenders” shall mean, at any time, those Lenders whose pro rata share of the obligations to make Loans and/or issue Letters of Credit, as the case may be, pursuant to Section 2 hereof aggregate at least fifty and one tenth of one percent (50.1%) of all such obligations, or if such obligations shall have been terminated or have otherwise expired, Lenders to whom at least fifty and one tenth of one percent (50.1%) of the then outstanding Obligations are owing.

1.117  “Reserves” shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith reducing the amount of Loans and Letters of Credit which would otherwise be available to Borrowers under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, materially adversely affect, or would have a reasonable likelihood of materially adversely affecting, (i) the Collateral constituting Accounts or Equipment, its value or the amount that would reasonably be likely to be received by Agent from the sale or other disposition or realization upon such Collateral, or (ii) the security interests and other rights of Agent in the Collateral constituting Accounts or Equipment (including the enforceability, perfection and priority thereof) or (b) to reflect Agent's good faith belief that any collateral report relating to Accounts or Equipment furnished by or on behalf of any Borrower or any Guarantor to Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letters of Credit as provided in Section 2.2 hereof or (d) in respect of any state of facts which Agent determines in good faith constitutes a Default or an Event of Default. Without limiting the generality of the foregoing, Reserves may, at Agent’s option, be established to reflect: (A) dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts, other than reductions specifically reserved in Customer Concession Reserves, for any period to the aggregate dollar amount of the sales of such Borrower for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than five percent (5%); (B) except as provided in the Customer Concession Reserve, returns, discounts, claims, credits and allowances of any nature that are not paid pursuant to the reduction of Accounts; (C) amounts past due to owners and lessors of premises where any Collateral is located, other than for those locations where Agent has received a Collateral Access Agreement that Agent has accepted in writing; (D) the Customer Concession Reserve; (E) the Sales Return Reserve; (F) the Bank Products Reserve; and (G) any other Reserve, including without limitation any Reserve for deferred revenue to the extent reserved by any Borrower on its books and records consistent with its historical practices. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition, Event of Default or other matter which is the basis for such reserve as determined by Agent in good faith. To the extent Agent may revise the lending formulas used to determine the Borrowing Base or establish new criteria (with respect to new information, circumstances or facts) or revise existing criteria for Eligible Accounts or Eligible Equipment so as to address any circumstances, condition, event or contingency in a manner satisfactory to Agent, Agent shall not establish a Reserve for the same purpose or a Reserve that is otherwise duplicative of any other Reserve or change in criteria.

1.118  “Responsible Officer” shall mean, with respect to any Person, the chief executive officer, president, chief financial officer, treasurer, or any equivalent senior officer of such Person having the duties of any such officer.

1.119  “Sales Return Reserve” shall mean a Reserve established for potential future returned sale items to any Borrower, which Reserve shall be calculated quarterly based on returns made during the twelve-month period prior to, and ending on, any date of determination and to the extent reflected on such Borrower's books and records consistent with its historical practices.

1.120  “Secured Parties” shall mean, collectively, (a) Agent, (b) Wachovia Bank, National Association, (c) Lenders, and (d) Bank Product Providers (to the extent approved by Agent).

1.121  “Senior Notes” shall mean the 8% Convertible Senior Notes due 2011, or “Securities” as defined in the Senior Note Indenture.

1.122  “Senior Note Indenture” shall mean that certain Indenture, dated as of December 19, 2006, by and among Parent Guarantor, certain Affiliates of Parent Guarantor, and U.S. Bank National Association, as trustee.

1.123  “SiGe Technology License Agreements” shall mean collectively: (i) IP License Agreement between Specialtysemi, Operating Company and Conexant dated March 12, 2002, as amended, supplemented or otherwise modified from time to time; (ii) Transferred IP License Agreement between Specialtysemi, Operating Company and Conexant dated March 12, 2002, as amended, supplemented or otherwise modified from time to time; and (iii) License Agreement between Jazz and Conexant dated as of July 2, 2004.

1.124  “Skyworks” shall mean Skyworks Solutions, Inc., a Delaware corporation.

1.125  “Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

1.126  “Special Agent Advances” shall have the meaning set forth in Section 12.21(a) hereof.

1.127  Specialtysemi” shall mean Specialtysemi, Inc., a Delaware corporation (now named "Jazz Semiconductor, Inc.").

1.128  “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

1.129  “Subsidiary Investment” shall have the meaning given to such term in Section 9.10(i) hereof.

1.130  “Target” shall have the meaning given to such term in Section 9.10(i) hereof.

1.131  “Trading With the Enemy Act” shall have the meaning given to such term in Section 9.20 hereof.

1.132  “UCC” shall mean the Uniform Commercial Code as in effect in the State of California, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of California on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine).

1.133  “U.S.” or “United States” shall mean the United States of America.

1.134  “voidable transfers” shall have the meaning set forth in Section 12.9.

1.135  “Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

1.136  “Wachovia” shall mean Wachovia Capital Finance Corporation (Western), a California corporation, in its individual capacity, and its successors and assigns.

SECTION 2.  CREDIT FACILITIES

2.1  Loans.

(a)  Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to make its Pro Rata Share of revolving loans to Borrowers from time to time on any Business Day on or after the Effective Date in amounts requested by Borrowers up to the aggregate amount outstanding for all Lenders at any time equal to the lesser of: (i) the Borrowing Base, (ii) an amount equal to the Maximum Credit minus $5,000,000, or (iii) an amount equal to (A) the Accounts Sublimit plus (B) the Equipment Sublimit minus (C) $5,000,000.

(b)  Except in Agent's discretion, at no time shall, the aggregate amount of the outstanding Loans and the Letter of Credit Obligations exceed an amount equal to the lesser of: (i) the Borrowing Base, (ii) an amount equal to the Maximum Credit minus $5,000,000, or (iii) an amount equal to (A) the Accounts Sublimit plus (B) the Equipment Sublimit minus (C) $5,000,000. If the event set forth in the preceding sentence of this Section 2.1(b) shall have occurred, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions, and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, promptly repay to Agent the entire amount of any such excess that results from the occurrence of any such event for which payment is demanded.

(c)  By providing ten (10) Business Days' written notice to Agent, Borrowers may request that the amount set forth in the definition of "Maximum Credit" hereof be reduced in an amount or amounts which shall not cause such amount set forth in such definition to be less than $30,000,000, which reduction shall be in increments of no less than $5,000,000; provided, that no Default or Event of Default shall have occurred and be continuing prior to or after giving effect to any such reduction; and further provided, that Borrowers may not make any such request more than two (2) times per year. Upon giving effect to such reduction, the amounts set forth in the definitions of “Accounts Sublimit” and “Equipment Sublimit” shall be reduced pro rata with such reduction.

2.2  Letters of Credit.

(a)  Subject to and upon the terms and conditions contained herein and in the Letter of Credit Documents, at the request of Borrowers, Agent agrees to provide or arrange for the account of Borrowers one or more Letters of Credit, for the ratable risk of each Lender according to its Pro Rata Share, containing terms and conditions acceptable to Agent and the issuer thereof.

(b)  Borrowers shall give Agent three (3) Business Days’ prior written notice of its request for the issuance of a Letter of Credit. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit requested, the effective date (which date shall be a Business Day and in no event shall be a date less than ten (10) days prior to the end of the then current term of this Agreement) of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the date on which such requested Letter of Credit is to expire (which date shall be a Business Day and shall not be more than one year from the date of issuance), the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit. Borrowers shall attach to such notice the proposed terms of the Letter of Credit. The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(c)  In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit shall be available unless each of the following conditions precedent have been satisfied in a manner reasonably satisfactory to Agent: (i) Borrowers shall have delivered to the proposed issuer of such Letter of Credit at such times and in such manner as such proposed issuer may require, an application, in form and substance reasonably satisfactory to such proposed issuer and Agent, for the issuance of the Letter of Credit and such other Letter of Credit Documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit shall be reasonably satisfactory to Agent and such proposed issuer; (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit; (iii) after giving effect to the issuance of such Letter of Credit, the Letter of Credit Obligations shall not exceed the Letter of Credit Limit; and (iv) the Excess Availability, prior to giving effect to any Reserves with respect to such Letter of Credit, on the date of the proposed issuance of any Letter of Credit, shall be equal to or greater than an amount equal to one hundred percent (100%) of the Letter of Credit Obligations with respect thereto. Effective on the issuance of each Letter of Credit, a Reserve shall be established in the amount set forth in Section 2.2(c)(iv).

(d)  Except in Agent's discretion, the amount of all outstanding Letter of Credit Obligations shall not at any time exceed the Letter of Credit Limit.

(e)  Borrowers shall reimburse immediately the issuer of a Letter of Credit for any draw under any Letter of Credit issued for the account of Borrowers by such issuer and pay such issuer the amount of all other charges and fees payable to such issuer in connection with any Letter of Credit issued for the account of Borrowers immediately when due, irrespective of any claim, setoff, defense or other right which Borrowers, or any of them, may have at any time against such issuer or any other Person. Each drawing under any Letter of Credit or other amount payable in connection therewith when due shall constitute a request by Borrowers to Agent for a Prime Rate Loan in the amount of such drawing or other amount then due and shall be made by Agent on behalf of Lenders as a Loan. The date of such Loan shall be the date of the drawing or as to other amounts, the due date therefor. Any payments made by or on behalf of Agent or any Lender to an issuer and/or related parties in connection with any Letter of Credit shall constitute additional Loans to Borrowers pursuant to this Section 2.

(f)  Borrowers and Guarantors shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or willful misconduct of Agent or any Lender. Each Borrower and Guarantor assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit and for such purposes the drawer or beneficiary shall be deemed such Borrower's agent. Each Borrower and Guarantor assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit or any documents, drafts or acceptances thereunder. Each Borrower and Guarantor hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions, with respect to or relating to any Letter of Credit, except for the gross negligence or willful misconduct of Agent or any Lender. The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination of this Agreement.

(g)  In connection with Inventory purchased pursuant to any Letter of Credit, Borrowers and Guarantors shall, at Agent’s request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest that upon Agent’s request, such items are to be delivered to Agent and/or subject to Agent’s order, and if they shall come into any Borrower’s or Guarantor’s possession, to deliver them, upon Agent's request, to Agent in their original form. Except as otherwise provided herein, Agent shall not exercise such right to request such items so long as no Event of Default shall exist or have occurred and be continuing. Except as Agent may otherwise specify, Borrowers shall designate Agent or the issuer of the Letter of Credit related thereto, as the consignee on all bills of lading and other negotiable and non-negotiable documents.

(h)  Each Borrower and Guarantor hereby irrevocably authorizes and directs any issuer of a Letter of Credit to name such Borrower or Guarantor as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the Letter of Credit Documents with respect thereto. Nothing contained herein shall be deemed or construed to grant any Borrower or Guarantor any right or authority to pledge the credit of Agent or any Lender in any manner. Agent and Lenders shall have no liability of any kind with respect to any Letter of Credit provided by an issuer other than Agent unless Agent has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit. Borrowers and Guarantors shall be bound by any reasonable interpretation made in good faith by Agent, or any other issuer or correspondent under or in connection with any Letter of Credit or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Borrower or Guarantor.

(i)  Immediately upon the issuance or amendment of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability with respect to such Letter of Credit and the obligations of Borrowers with respect thereto (including all Letter of Credit Obligations with respect thereto). Each Lender shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the issuer of any such Letter of Credit therefor and discharge when due, its Pro Rata Share of all of such obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the issuer has not been reimbursed or otherwise paid as required hereunder or under any such Letter of Credit, each such Lender shall pay to the issuer its Pro Rata Share of such unreimbursed drawing or other amounts then due to issuer in connection therewith.

(j)  The obligations of Borrowers to pay each Letter of Credit Obligations and the obligations of Lenders to make payments to Agent for the account of any issuer with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances, whatsoever, notwithstanding the occurrence or continuance of any Default, Event of Default, the failure to satisfy any other condition set forth in Section 4 or any other event or circumstance. If such amount is not made available by a Lender when due, Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the interest rate then payable by any Borrower in respect of Loans that are Prime Rate Loans. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrowers to reimburse the issuer under any Letter of Credit or make any other payment in connection therewith.

(k)  So long as no Event of Default exists or has occurred and is continuing, any Borrower may, after notice to Agent, (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (iv) with Agent's consent, grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the Letter of Credit Documents.

(l)  At any time an Event of Default exists or has occurred and is continuing, Agent shall have the right and authority to, and none of the Borrowers shall, without the prior written consent of Agent, (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, (iv) grant any extensions of the maturity of, time of payments for, or time of presentation of, any drafts, acceptances, or documents, and (v) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the Letter of Credit Documents. Agent may take such actions either in its own name or in any Borrower's name.

(m)  Any rights, remedies, duties or obligations granted or undertaken by any Borrower to any issuer or correspondent in any application for any Letter of Credit, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit, shall be deemed to have been granted or undertaken by such Borrower to Agent. Any duties or obligations undertaken by Agent to any issuer or correspondent in any application for any Letter of Credit, or any other agreement by Agent in favor of any issuer or correspondent relating to any Letter of Credit, shall be deemed to have been undertaken by Borrowers to Agent and to apply in all respects to Borrowers.

2.3  Commitments. The aggregate amount of each Lender’s Pro Rata Share of the Loans and Letter of Credit Obligations shall not exceed the amount of such Lender’s Commitment, as the same may from time to time be amended in accordance with the provisions hereof.

SECTION 3.  INTEREST AND FEES

3.1  Interest.

(a)  Borrowers shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default and during the continuation thereof or termination hereof shall be payable on demand.

(b)  Borrowers may from time to time request Eurodollar Rate Loans or may request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from Borrowers shall be received at least three (3) Business Days prior to the end of the applicable Interest Period and shall specify the amount of the Eurodollar Rate Loans or the amount of the Prime Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, after receipt by Agent of such a request from Borrowers and after the end of the applicable Interest Period, such Eurodollar Rate Loans shall be made or Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination of this Agreement, (iii) Borrowers shall have complied with such customary procedures as are established by Agent and specified by Agent to Borrowers from time to time for requests by Borrowers for Eurodollar Rate Loans, (iv) no more than four (4) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $3,000,000 or an integral multiple of $250,000 in excess thereof, (vi) the maximum amount of the Eurodollar Rate Loans in the aggregate at any time requested by Borrowers shall not exceed the amount equal to the lowest principal amount of the Loans which it is anticipated will be outstanding during the applicable Interest Period, in each case as determined by Borrower in good faith, and (vii) Agent and each Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Agent and such Lender through the Reference Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrowers. Any request by Borrowers for Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent, Lenders and Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent, Lenders and Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

(c)  Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Agent has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Agent's option, upon notice by Agent to Borrowers, be subsequently converted to Prime Rate Loans upon termination of this Agreement. Borrowers shall pay to Agent, for the benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate any Lender, the Reference Bank or any Participant for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing other than any such conversion as set forth in the first sentence of this subsection (c).

(d)  Interest shall be payable by Borrowers to Agent, for the account of Lenders, monthly in arrears not later than the first day of each calendar month commencing on March 1, 2007 and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the day any change in such Prime Rate is announced. In no event shall charges constituting interest payable by Borrowers to Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

3.2  Fees.

(a)  Borrowers shall pay to Agent, for the account of Lenders, monthly, an unused line fee at a rate equal to three-eighths of one percent (0.375%) per annum calculated upon the amount by which (i) the lesser of (A) the Maximum Credit minus $5,000,000, or (B) the sum of the Accounts Sublimit plus the Equipment Sublimit minus $5,000,000, exceeds (ii) the average daily principal balance of the outstanding Loans and Letters of Credit during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

(b)  In the case of letters of credit, Borrowers shall pay to Agent, for the account of Lenders, a fee at a rate equal to one and one-quarter percent (1.25%) per annum on the average daily maximum amount available to be drawn under all of such Letters of Credit for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, computed for each day from the date of issuance to the date of expiration; except that Borrowers shall pay, at Agent’s option, without notice, such fee at a rate two percent (2%) greater than the otherwise applicable rate on such average daily maximum amount for: (i) the period from and after the date of termination hereof until Lenders have received full and final payment of all Obligations (notwithstanding entry of a judgment against any Borrower or Guarantor) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Agent. Such letter of credit fees shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligations of Borrowers to pay such fee shall survive the termination of this Agreement. In addition to the letter of credit fees provided above, Borrowers shall pay to the issuer of any Letter of Credit a fronting fee at a rate equal to one-eighth of one percent (0.125%) per annum on the undrawn face amount of such Letter of Credit, as well as the customary charges from time to time of such issuer with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit..

(c)  Borrowers shall pay to Agent the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein. To the extent payment in full of the applicable fee is received by Agent from Borrowers on or about the date hereof, Agent shall pay to each Lender its share of such fees in accordance with the terms of the arrangements of Agent with such Lender.

3.3  Changes in Laws and Increased Costs of Loans.

(a)  If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to any Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit (a “Funding Bank”), or (ii) a Funding Bank or any Lender complies with any future guideline or request from any central bank or other Governmental Authority in effect after the date hereof or (iii) a Funding Bank or any Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, in each case, as in effect after the date hereof, has or would have the effect described below, or a Funding Bank or any Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, in each case, as in effect after the date hereof, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to any Lender of funding or maintaining the Loans, the Letters of Credit or its Commitment, then Borrowers and Guarantors shall from time to time within 30 days of receipt of a reasonably detailed written invoice therefor pay to Agent additional amounts sufficient to indemnify such Lender against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified). A certificate as to the amount of such increased cost shall be submitted to Borrowers by Agent and shall be presumptively correct, absent manifest error.

(b)  If prior to the first day of any Interest Period, (i) Agent shall have determined in good faith (which determination shall be presumptively correct) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, (ii) Agent determines that the Adjusted Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Lenders of making or maintaining Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Agent shall give telecopy or telephonic notice thereof to Borrowers as soon as practicable thereafter, and will also give prompt written notice to Borrowers when such conditions no longer exist. If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Prime Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Prime Rate Loans. Until such notice has been withdrawn by Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall Borrowers have the right to convert Prime Rate Loans to Eurodollar Rate Loans.

(c)  Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof, in each case, occurring after the date hereof shall make it unlawful for Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Agent or such Lender shall promptly give written notice of such circumstances to Borrowers (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Prime Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Rate Loan is requested and (iii) such Lender’s Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrowers and Guarantors shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.3(d) below.

(d)  Borrowers and Guarantors shall indemnify Agent and each Lender and to hold Agent and each Lender harmless from any loss or expense which Agent or such Lender may sustain or incur as a consequence of (i) default by Borrowers in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after Borrowers have given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by Borrowers in making any prepayment of a Eurodollar Rate Loan after Borrowers have given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as determined by Agent or such Lender) which would have accrued to Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Obligations.

SECTION 4.  CONDITIONS PRECEDENT

4.1  Conditions Precedent to Effectiveness of this Agreement. Each of the following is a condition precedent to the effectiveness of this Agreement and to this Agreement amending and restating the Original Loan Agreement in its entirety:

(a)  all requisite corporate or limited liability company action and proceedings in connection with this Agreement and the other Financing Agreements shall be reasonably satisfactory in form and substance to Agent, and Agent shall have received records of requisite corporate or limited liability company action and proceedings which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate or limited liability company officers or Governmental Authority (and including a copy of the certificate of incorporation or certificate of formation, as the case may be, of each Borrower and Guarantor certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate or limited liability company name of such Borrower or Guarantor as is set forth herein and such document as shall set forth the organizational identification number of such Borrower or Guarantor, if one is issued in its jurisdiction of incorporation or formation);

(b)  Agent shall have received each of the following: (i) a full inventory appraisal by Emerald Technology Valuations, LLC, satisfactory to Agent, which confirms there is not a decline of more than ten percent (10%) in the balanced market values since the March 2006 appraisal, (ii) a full field examination of the business and collateral of Borrowers and Guarantors satisfactory to Agent and in accordance with Agent’s customary procedures and practices and as otherwise required by the nature of the businesses of Borrowers and Guarantors; and (iii) evidence, satisfactory to Agent, that Borrowers’ year-to-date Consolidated EBITDA as of December 31, 2006 is at least $20,000,000;

(c)  Agent shall have received the Collateral Access Agreements, duly executed and delivered by the parties thereto;

(d)  the sum of the Excess Availability as determined by Agent, as of the date hereof, plus Qualified Cash shall be not less than $30,000,000 after giving effect to (i) the initial Loans made or to be made and Letters of Credit issued or to be issued in connection with the initial transactions hereunder and the payment of all fees and expenses with respect thereto, (ii) the application of the Equity Contribution, and (iii) the payment of the acquisition costs and all fees and expenses associated with the acquisition of Jazz by Parent Guarantor;

(e)  Agent shall have received, in form and substance satisfactory to Agent, Deposit Account Control Agreements by and among Agent, each Borrower and Guarantor, as the case may be, and each bank where such Borrower (or Guarantor) has a new deposit account opened after January 6, 2006 (other than any deposit account specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s or Guarantor’s salaried employees), in each case, duly authorized, executed and delivered by such bank and Borrower or Guarantor, as the case may be;

(f)  Agent shall have received evidence, in form and substance satisfactory to Agent, that Agent has a valid perfected first priority security interest in all of the Collateral;

(g)  (i)Agent shall have received and reviewed lien and judgment search results for the jurisdiction of organization of each Borrower and Guarantor, the jurisdiction of the chief executive office of each Borrower and Guarantor and all jurisdictions in which assets of each Borrower and Guarantor are located, which search results shall be in form and substance satisfactory to Agent; and (ii) Agent shall have received, in form and substance reasonably satisfactory to Agent, all releases, terminations and such other documents as Agent may request to evidence and effectuate the termination by all secured parties, with a lien or security interest on any Collateral with priority over the security interest of Agent granted hereby, of their respective financing arrangements with Borrowers or any Borrower, as the case may be, and the termination and release by it or them, as the case may be, of any interest in and to any assets and properties of Borrowers or such Borrower and each Guarantor, duly authorized, executed and delivered by it or each of them, including, but not limited to, (A) UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party and Borrowers, any Borrower or any Guarantor, as the case may be, as debtor; and (B) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by Borrowers, any Borrower or any Guarantor, as the case may be, in favor of it or any of them, in form acceptable for recording with the appropriate Governmental Authority;

(h)  Agent shall have received completed background checks with respect to Borrowers’ and Guarantors’ prospective senior management, the results of which are satisfactory to Agent;

(i)  for verification purposes as part of the measures required by Agent pursuant to the US Patriot Act, Agent shall have received all information that Agent requests concerning each Borrower’s and each Guarantor’s identity, the results of which are satisfactory to Agent;

(j)  Agent shall have received all financial information, projections, budgets, business plans, cash flows and such other information as Agent shall request from time to time, including (i) projected quarterly balance sheets, income statements, statements of cash flows and availability of Borrowers for the period through the end of the 2007 fiscal year, (ii) projected annual balance sheets, income statements, statements of cash flows and availability of Borrowers and Guarantors through the end of the 2009 fiscal year, in each case as to the projections described in clauses (i) and (ii), with the results and assumptions set forth in all of such projections in form and substance satisfactory to Agent, and an opening pro forma balance sheet for Borrowers and Guarantors in form and substance reasonably satisfactory to Agent, (iii) any updates or modifications to the projected financial statements of Jazz and its subsidiaries previously received by Agent, in each case in form and substance reasonably satisfactory to Agent and (iv) current agings of receivables, current perpetual inventory records and/or rollforwards of accounts and inventory through the Effective Date, together with supporting documentation;

(k)  Agent shall have received evidence of insurance and loss payee endorsements required hereunder, in form and substance reasonably satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Agent as loss payee;

(l)  Agent shall have received, in form and substance reasonably satisfactory to Agent, such opinion letters of counsel to Borrowers and Guarantors with respect to the Financing Agreements and such other matters as Agent may reasonably request;

(m)  Agent shall have received payment of the fees and commissions due under this Agreement through the date of the initial Loans or Letters of Credit and, to the extent invoiced, expenses incurred by Agent through such date and required to be paid by the Borrowers under Section 9.22 hereof, including all legal expenses, to the extent invoiced, incurred through the date of this Agreement;

(n)  Agent shall have received an Investment Property Control Agreement with respect to any investment account, securities account, commodity account or other similar account existing on the date hereof held by or in the name of any Borrower or Guarantor, duly executed and delivered by the parties thereto;

(o)  Agent shall have received evidence, in form and substance satisfactory to Agent, that Borrowers have obtained all necessary corporate governance, regulatory and SEC approval in connection with the acquisition of Borrowers which will be consummated substantially concurrently with the closing of the Credit Facility;

(p)  Agent shall have received and reviewed any amendments or modifications to the Agreement and Plan of Merger, dated September 26, 2006 (the “Agreement and Plan of Merger”), by and among Parent Guarantor, Joy, Jazz and TC Group, L.L.C., made after the date of execution of such agreement, and such amendments or modifications shall be in form and substance satisfactory to Agent;

(q)  Agent shall have received evidence, in form and substance satisfactory to Agent, that Joy has merged with and into Jazz;

(r)  Agent shall have received evidence, in form and substance satisfactory to Agent, that at least $125,000,000 has been distributed and made available to Borrowers from a trust account established by Parent Guarantor (the “Equity Contribution”);

(s)  Agent shall have received evidence, in form and substance satisfactory to Agent, that at least $100,000,000 of the proceeds from the issuance of the Senior Notes has been released from escrow to Parent Guarantor;

(t)  no “Material Adverse Effect” (as defined in the Commitment Letter), and no material pending or threatened, litigation, proceeding, bankruptcy or insolvency, injunction, order or unpaid judgments with respect to Borrowers and Guarantors shall exist on the Effective Date which would constitute a default or event of default, which has not been cured or waived, under the Original Loan Agreement; and

(u)  this Agreement and the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Agent and shall be effective on or before March 31, 2007.

4.2  Conditions Precedent to All Loans and Letters of Credit. The obligation of Lenders to make any of the Loans, including the initial Loans, or of Agent and Lenders to arrange or provide for any Letter of Credit, including the initial Letters of Credit, is subject to the further satisfaction of, or waiver of, immediately prior to or concurrently with the making of each such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:

(a)  all representations and warranties contained herein and in the other Financing Agreements shall be true and correct, in all material respects, with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate, in all material respects, on and as of such earlier date);

(b)  no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit or restrain the making of the Loans or providing the Letters of Credit;

(c)  no event or condition shall exist or have occurred and be continuing since September 26, 2006 that has a reasonable likelihood of creating or resulting in a Material Adverse Effect; and

(d)  no Default or Event of Default shall exist or have occurred and be continuing since the Effective Date and on and as of the date of the making of such Loan or providing each such Letter of Credit and after giving effect thereto.

SECTION 5.  GRANT AND PERFECTION OF SECURITY INTEREST

5.1  Grant of Security Interest. To secure payment and performance of all Obligations, each Borrower and Guarantor hereby grants to Agent, for itself and the benefit of the Secured Parties, a continuing security interest in, and a lien upon, all personal property and fixtures, and interests in personal property and fixtures, of such Borrower or Guarantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender, collectively, the “Collateral”), including:

(a)  all Accounts;

(b)  all general intangibles, including, without limitation, all Intellectual Property;

(c)  all goods, including, without limitation, Inventory and Equipment;

(d)  all fixtures;

(e)  all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(f)  all instruments, including, without limitation, all promissory notes;

(g)  all documents;

(h)  all deposit accounts (other than deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s or Guarantor’s salaried employees);

(i)  all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(j)  all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(k)  all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts); provided, that with respect to the Capital Stock of any Foreign Subsidiary of such Borrower or such Guarantor, the amount of such Capital Stock of such Foreign Subsidiary included as Collateral hereunder shall be limited to 65% of the Capital Stock of such Subsidiary; and (ii) monies, credit balances, deposits and other property of such Borrower or Guarantor now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of any Borrower or Guarantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(l)  all commercial tort claims, including, without limitation, those identified in the Information Certificate;

(m)  to the extent not otherwise described above, all Receivables;

(n)  all Records; and

(o)  all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

Notwithstanding the foregoing, "Collateral" shall not include: (a) any lease, license, permit, contract, property right or agreement to which any Borrower or Guarantor is a party or under which any Borrower or Guarantor has any right or interest (including any Intellectual Property or Equipment of such Borrower or Guarantor that is the subject of such lease, license, permit, contract, property right or agreement) if and only for so long as the grant of a security interest hereunder shall constitute or result in a breach, termination or default under any such lease, license, permit, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective under Sections 9406, 9407, 9408 or 9409 of the UCC or any other applicable law or principle of equity); provided, however, that such security interest shall attach immediately to any portion of such lease, license, permit, contract, property right or agreement that does not result in any of the consequences specified above in this paragraph; and (b) any Capital Stock of any Excluded Subsidiary.

5.2  Perfection of Security Interests.

(a)  Each Borrower and Guarantor irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and such Borrower or Guarantor as debtor, as Agent may require, and including any other information with respect to such Borrower or Guarantor or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as may be necessary to perfect the security interest granted herein, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Each Borrower and Guarantor hereby ratifies and approves all financing statements naming Agent or its designee as secured party and such Borrower or Guarantor, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any). Each Borrower and Guarantor hereby authorizes Agent to adopt on behalf of such Borrower and Guarantor any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and any Borrower or Guarantor as debtor includes assets and properties of such Borrower or Guarantor that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower or Guarantor to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral, and each Borrower and Guarantor authorizes Agent to file a financing statement with a collateral description of "all assets" or "all personal property". Except as otherwise provided in this Agreement with respect to Agent's obligations to provide releases of Collateral or termination statements, in no event shall any Borrower or Guarantor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and such Borrower or Guarantor as debtor.

(b)  None of the Borrowers or Guarantors has any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall be entitled to or shall receive any chattel paper or instrument after the date hereof, Borrowers and Guarantors shall promptly notify Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of any Borrower or Guarantor (including by any agent or representative), such Borrower or Guarantor shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments that such Borrower or Guarantor has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify, in each case except as Agent may otherwise agree; provided, that, so long as no Event of Default has occurred and is continuing, Borrowers and Guarantors shall not be required to deliver to Agent up to $1,000,000 in the aggregate of any such chattel paper or instruments and instruments of transfer or assignment. At Agent’s option, each Borrower and Guarantor shall, or Agent may at any time on behalf of any Borrower or Guarantor, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wachovia Capital Finance Corporation (Western) and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”; provided, that, so long as no Event of Default has occurred and is continuing, Borrowers and Guarantors shall not be required to mark up to $1,000,000 in the aggregate of any such chattel paper and instruments.

(c)  In the event that any Borrower or Guarantor shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Borrower or Guarantor shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, such Borrower or Guarantor shall take, or cause to be taken, such actions as Agent may request to give Agent control of such electronic chattel paper under Section 9105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d)  None of the Borrowers or Guarantors has any deposit accounts as of the date hereof, except as set forth in the Information Certificate. No Borrower or Guarantor shall, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity reasonably acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Borrower or Guarantor is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be reasonably acceptable to Agent, and (iii) on or before the opening of such deposit account, such Borrower or Guarantor shall deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower or Guarantor and the bank at which such deposit account is opened and maintained. The terms of this subsection (d) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s or Guarantor’s salaried employees. Borrowers and Guarantors shall not maintain at any one time an aggregate amount of more than One Million Dollars ($1,000,000) in deposit accounts maintained at any location outside the United States, and Agent and Lenders shall not require Borrowers and Guarantors to deliver to Agent any Deposit Account Control Agreements otherwise required under the terms of this subsection (d) with respect to such deposit accounts located outside of the United States so long as Borrowers and Guarantors are in compliance with the terms of this sentence.

(e)  None of the Borrowers or Guarantors owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

(i)  In the event that any Borrower or Guarantor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, such Borrower or Guarantor shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify. If any securities, now or hereafter acquired by such Borrower or Guarantor are uncertificated and are issued to such Borrower or Guarantor or its nominee directly by the issuer thereof, such Borrower or Guarantor shall immediately notify Agent thereof and shall (A) cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of any Borrower or Guarantor or such nominee, and (B) upon the occurrence and continuation of an Event of Default, arrange for Lender to become the registered owner of the securities.

(ii)  No Borrower or Guarantor shall, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower or Guarantor is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower or Guarantor shall (i) execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower or Guarantor and such securities intermediary or commodity intermediary, and (ii) upon the occurrence and continuation of an Event of Default, arrange for Agent to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Agent. The terms of this subsection (e)(ii) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s or Guarantor’s salaried employees.

(f)  None of the Borrowers or Guarantors is the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate or on Schedule 1.57 hereof. In the event that any Borrower or Guarantor shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, such Borrower or Guarantor shall promptly give written notice to Agent thereof; provided, that so long as no Event of Default has occurred and is continuing, Borrowers and Guarantors shall not be required to notify Agent in writing of up to $1,000,000 in the aggregate of all such letters of credit, banker’s acceptances or similar instruments. Such Borrower or Guarantor shall immediately, as Agent may specify, either: (i) prior to the occurrence of an Event of Default, use all commercially reasonable efforts to deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument with a face value in excess of $1,000,000 in the aggregate for all such letters of credit, banker’s acceptances or similar instruments, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by such Borrower or Guarantor and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct, provided, that, upon the occurrence and continuation of an Event of Default, without regard to the face value of such letters of credit, banker’s acceptances or instruments, all such written agreements of such issuer and such other nominated person obligated to make any payment in respect thereof shall be so delivered to Agent; or (ii) after an Event of Default has occurred and is continuing, cause Agent to become, at Borrowers’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(g)  None of the Borrowers or Guarantors has any commercial tort claims in excess of $1,000,000 as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall at any time after the date hereof have any commercial tort claims in excess of $1,000,000, such Borrower or Guarantor shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower or Guarantor to Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower or Guarantor to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by such Borrower or Guarantor of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and such Borrower or Guarantor as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Borrower and Guarantor shall promptly upon Agent’s request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may require in connection with such commercial tort claim.

(h)  None of the Borrowers or Guarantors has any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for goods located in the United States in transit to a location of a Borrower or Guarantor permitted herein in the ordinary course of business of such Borrower or Guarantor in the possession of the carrier transporting such goods. In the event that any goods, documents of title or other Collateral in excess of $1,000,000 are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Borrowers and Guarantors shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, Borrowers and Guarantors shall use commercially reasonably efforts deliver to Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and the Borrower or Guarantor that is the owner of such Collateral; provided, that in the absence of such executed Collateral Access Agreement, Agent shall establish a Reserve in an amount equal to two (2) months of monthly bailment, carrier or other similar fees with respect to such location.

(i)  Each Borrower and Guarantor shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and first priority of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that any Borrower's or Guarantor’s signature thereon is required therefor, (ii) causing Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, upon the occurrence and continuation of an Event of Default or to the extent necessary to avoid the occurrence of a Material Adverse Effect, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

SECTION 6.  COLLECTION AND ADMINISTRATION

6.1  Borrowers’ Loan Accounts. Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letters of Credit and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower or Guarantor and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent's customary practices as in effect from time to time.

6.2  Statements. Agent shall render to Borrowers each month a statement setting forth the balance in Borrowers’ loan account(s) maintained by Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered presumptively correct and, absent manifest errors or omissions, deemed accepted by Borrowers and Guarantors and conclusively binding upon Borrowers and Guarantors as an account stated except to the extent that Agent receives a written notice from Borrowers of any specific exceptions of Borrowers thereto within thirty (30) days after the date such statement has been mailed by Agent. Until such time as Agent shall have rendered to Borrowers a written statement as provided above, the balance in any Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers and Guarantors.

6.3  Collection of Accounts.

(a)  Subject to Section 6.3(d) below, Borrowers shall establish and maintain, at their expense, blocked accounts or lockboxes and related blocked accounts (in either case, “Blocked Accounts”), as Agent may specify, with such banks as are reasonably acceptable to Agent into which Borrowers shall promptly deposit and direct its account debtors to directly remit all payments on Receivables and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Borrowers shall deliver, or cause to be delivered to Agent a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2 hereof (which agreement shall provide that upon notice from Agent (which shall be given upon the occurrence of any event set forth in Sections 6.3(d)(i) or 6.3(d)(ii) below, as applicable), such bank will send funds on a daily basis to the Agent Payment Account and otherwise take instructions with respect to such Blocked Account only from Agent), or at any time following the occurrence of any event set forth in Sections 6.3(d)(i) or 6.3(d)(ii) below, Agent may become the bank’s customer with respect to any of the Blocked Accounts and promptly upon Agent’s request, Borrowers shall execute and deliver such agreements and documents as Agent may require in connection therewith. Upon the occurrence of any event set forth in Section 6.3(d) below, each Borrower and Guarantor agrees that all payments made to such Blocked Accounts or other funds received and collected by Agent or any Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations.

(b)   Upon the occurrence of any event set forth in Section 6.3(d) below, for purposes of calculating the amount of the Loans available to each Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Agent Payment Account provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower's loan account on such day, and if not, then on the next Business Day.

(c)  Upon the occurrence of any event set forth in Section 6.3(d) below, each Borrower and Guarantor and their respective employees, agents and Subsidiaries shall, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. In no event shall the same be commingled with any Borrower's or Guarantor’s own funds. Borrowers agree, upon the occurrence of any event set forth in Section 6.3(d) below, to reimburse Agent on demand for any amounts owed or paid to any bank or other financial institution at which a Blocked Account or any other deposit account or investment account is established or any other bank, financial institution or other person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent 's payments to or indemnification of such bank, financial institution or other person. The obligation of Borrowers to reimburse Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.

(d)  Notwithstanding the foregoing in this Section 6.3, Agent shall exercise control over the Blocked Accounts and shall be entitled to receive payments on and/or proceeds of Accounts only in the event that (i) the aggregate outstanding amount of Loans and Letter of Credit Obligations shall be equal to or greater than $35,000,000 for any period of three (3) consecutive Business Days, or (ii) an Event of Default has occurred and is continuing. Following any exercise of control by Agent over the Blocked Accounts pursuant to clause (i) of this Section 6.3(d), Agent shall relinquish such control over the Blocked Accounts if at any time thereafter, for a period equal to or greater than ninety (90) calendar days, the aggregate outstanding amount of Loans and Letter of Credit Obligations is less than $35,000,000.

6.4  Payments.

(a)  All Obligations shall be payable to the Agent Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time. Subject to the other terms and conditions contained herein, Agent shall apply payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent and Lenders from any Borrower or Guarantor and any Obligations due with respect to Bank Products to the extent reserved from the Borrowing Base; second, to pay interest due in respect of any Loans or Letter of Credit Obligations; third, to pay principal due in respect of any Loans and Letter of Credit Obligations; fourth, to pay or prepay any other Obligations whether or not then due, in such order and manner as Agent determines and at any time an Event of Default exists or has occurred and is continuing, to provide cash collateral for any Letter of Credit Obligations; fifth, to pay any Obligations due with respect to Bank Products to the extent not reserved from the Borrowing Base. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by Borrowers, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (B) in the event that there are no outstanding Prime Rate Loans.

(b)  At Agent 's option, all principal, interest, fees (except for payments of fees and disbursements of counsel as may be limited by Section 9.22(g)), costs, expenses and other charges provided for in this Agreement and then due and payable or the other Financing Agreements may be charged directly to the loan account(s) of any Borrower maintained by Agent. Borrowers shall make all payments to Agent on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim or defense of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Borrowers and Guarantors shall be liable to pay to Agent, and do hereby indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

(c)  Except as otherwise required by applicable law or as provided in this Agreement, each Borrower and Guarantor shall make all payments to each Lender on the Obligations free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, charges, fees deductions withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, net profits, capital taxes and franchise taxes (imposed in lieu of income taxes) and any branch profits taxes imposed by the United States or any similar tax imposed on any Lender as a result of a present or former connection between such Lender and the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof (other than any such connection arising solely from such Lender having executed, delivered and performed its obligations or received a payment under, or enforced, this Agreement). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable by the relevant Borrower or Guarantor to a Lender hereunder, (i) the amounts so payable to such Lender shall be increased to the extent necessary to yield to such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, (ii) the Borrowers and Guarantors shall make such deductions and (iii) the Borrowers and Guarantors shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law, provided, however, that no Borrower or Guarantor shall be required to increase any amounts payable to a Lender with respect to any Non-Excluded Taxes, and each Borrower and Guarantor shall be permitted to withhold any Non-Excluded Taxes, (A) that are attributable to such Lender’s failure to comply with the requirements of paragraphs (e) or (f) of this Section or (B) that are United States withholding taxes that are in effect and apply to amounts payable to a Lender at the time such Lender becomes a party to this Agreement. The Borrowers and Guarantors shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(d)  Whenever any Non-Excluded Taxes or Other Taxes are payable by a Borrower or Guarantor to a Governmental Authority, as promptly as possible thereafter the relevant Borrower or Guarantor shall send to each Lender a copy of an original official receipt received by the Borrower or Guarantor showing payment thereof. If such Borrower or Guarantor fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to each Lender the required receipts or other required documentary evidence, the Borrowers and Guarantors shall indemnify each Lender for any incremental taxes, interest or penalties that become payable by the Lender as a result of such failure. The determination of whether any Non-Excluded Taxes are due to be paid by a Borrower or Guarantor shall be based on the forms that are provided to the Borrowers and Guarantors pursuant to Sections 6.4(e) and (f) hereof and the Borrowers and Guarantors shall not be obligated to indemnify any Lender for any amounts under this Section if such forms are not properly completed and duly executed.

(e)  Each Lender (including an assignee of a Lender) that is not a United States person (as such term is defined in Section 7701(a)(3) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrowers, as provided below, (i) two accurate and complete copies of IRS Form W-8ECI or W-8BEN, or, (ii) in the case of a Non-U.S. Lender claiming exemption from United States federal withholding tax under Sections 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit E hereof and two accurate and complete copies of IRS Form W-8BEN, or any subsequent versions or successors to such forms, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, United States federal withholding tax on all Obligations. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. In addition, each Non-U.S. Lender agrees that it will deliver to the Borrowers, within a reasonable time after a request therefor, updated versions of the foregoing documentation and such other forms as may be required to confirm or establish the entitlement of a Non-U.S. Lender to a continued exemption from, or reduction in withholding tax. Each Non-U.S. Lender shall promptly notify the Borrowers at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the United States taxing authority for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally available to deliver.

(f)  Each Lender (including an assignee of a Lender) that is a United States person as defined in Section 7701(a)(30) of the Code shall deliver to the Borrowers, on or before such Lender becomes a party to this Agreement, two accurate and complete copies of IRS Form W-9 (or successor form) establishing that the Lender is a United States person and is not subject to backup withholding. In addition, each Lender that is a United States person shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. In addition, each Lender that is a United States person agrees that it will deliver to the Borrowers, within a reasonable time after a request therefor, updated versions of the foregoing documentation and such other forms as may be required to confirm or establish the entitlement of a Lender to a continued exemption from withholding tax.

(g)  If a Lender determines in its reasonable judgment that it has received a refund of any Non-Excluded Taxes, Other Taxes or other amounts as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 6.4, it shall pay over such refund to the relevant Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 6.4 with respect to Non-Excluded Taxes or Other Taxes giving rise to such refund) net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, that the Borrowers, upon the request of such Lender, agree to repay the amount paid over the Borrowers to such Lender in the event such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Lender to make available its tax return (or any other information relating to its taxes which it considers confidential) to the Borrowers.

6.5  Authorization to Make Loans. Agent and Lenders are authorized to make the Loans based upon telephonic or other instructions received from anyone purporting to be an officer of any Borrower or other authorized person or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations then due and payable (except for payments of fees and disbursements of counsel as may be limited by Section 9.22(g)). All requests for Loans or Letters of Credit hereunder shall specify the date on which the requested advance is to be made (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:00 a.m. Pasadena, California time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letters of Credit under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower or Guarantor when deposited to the credit of any Borrower or Guarantor or otherwise disbursed or established in accordance with the instructions of any Borrower or Guarantor or in accordance with the terms and conditions of this Agreement.

6.6  Use of Proceeds. Borrowers shall use the initial proceeds of the Loans and Letters of Credit hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrowers to Agent on or about the date hereof, (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements, and (c) costs, expenses and fees in connection with the acquisition of Jazz and Operating Company by Parent Guarantor. All other Loans made or Letters of Credit provided by Agent and Lenders to or for the benefit of any Borrower pursuant to the provisions hereof shall be used by such Borrower only for general operating, working capital, capital expenditure and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof, including, without limitation, permitted investments and permitted acquisitions. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

6.7  Pro Rata Treatment. Except to the extent otherwise provided in this Agreement or as otherwise agreed by Lenders: (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

6.8  Sharing of Payments, Etc.

(a)  Each Borrower and Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.13(b) hereof), to offset balances held by it for the account of such Borrower or Guarantor at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to such Borrower or Guarantor), in which case it shall promptly notify the Borrowers and Agent thereof; provided, that, such Lender's failure to give such notice shall not affect the validity thereof.

(b)  If any Lender (including Agent) shall obtain from any Borrower or Guarantor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker's lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Borrower or Guarantor to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c)  Each Borrower and Guarantor agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d)  Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower or Guarantor. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.9  Settlement Procedures.

(a)  In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, at its option, subject to the terms of this Section, make available, on behalf of Lenders, the full amount of the Loans requested or charged to any Borrower's loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Loans.

(b)  With respect to all Loans made by Agent on behalf of Lenders as provided in this Section, the amount of each Lender’s Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of 5:00 p.m. Pasadena, California time on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. Agent shall deliver to each of the Lenders after the end of each week, or at such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereinafter referred to as a “Settlement Period”). If the summary statement is sent by Agent and received by a Lender prior to 12:00 p.m. Pasadena, California time, then such Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. Pasadena, California time on the same Business Day and if received by a Lender after 12:00 p.m. Pasadena, California time, then such Lender shall make the settlement transfer by not later than 3:00 p.m. Pasadena, California time on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Lender's Pro Rata Share of the outstanding Loans is more than such Lender's Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender's Pro Rata Share of the outstanding Loans in any Settlement Period is less than the amount of such Lender's Pro Rata Share of the outstanding Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent. Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letters of Credit. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender. Because the Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrowers or actually settled with the applicable Lender as described in this Section.

(c)  To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by a Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section. In lieu of weekly or more frequent settlements, Agent may, at its option, at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent's disbursement of such Loan to Borrower. In such event, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in the other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender's obligation to make a Loan hereunder.

(d)  If Agent is not funding a particular Loan to a Borrower pursuant to Sections 6.9(a) and 6.9(b) above on any day, but is requiring each Lender to provide Agent with immediately available funds on the date of such Loan as provided in Section 6.9(c) above, Agent may assume that each Lender will make available to Agent such Lender's Pro Rata Share of the Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of such Borrower on such day. If Agent makes such corresponding amount available to a Borrower and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account. Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify Borrowers of such failure and Borrowers shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Borrowers’ receipt of such notice. A Lender who fails to pay Agent its Pro Rata Share of any Loans made available by the Agent on such Lender’s behalf, or any Lender who fails to pay any other amount owing by it to Agent, is a “Defaulting Lender”. Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender's benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, relend to a Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender's Commitment shall be deemed to be zero (0). This Section shall remain effective with respect to a Defaulting Lender until such default is cured. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower or Guarantor of their duties and obligations hereunder.

(e)  Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.

6.10  Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.13 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 7.  COLLATERAL REPORTING AND COVENANTS

7.1  Collateral Reporting.

(a)  Borrowers shall provide Agent with the following documents in a form reasonably satisfactory to Agent:

(i)  on a monthly basis as required by Agent, schedules of sales made, credits issued and cash received;

(ii)  as soon as possible after the end of each calendar month (but in any event within ten (10) Business Days after the end thereof), on a monthly basis, (A) a completed borrowing base certificate pertaining to the fiscal month then ended substantially in the form of Exhibit D hereto (each such certificate, a "Borrowing Base Certificate"), which Borrowing Base Certificate shall not include, in the case of Eligible Equipment, any items subject to capital leases or similar arrangements, (B) agings of accounts receivable (together with a reconciliation to the previous month’s aging and general ledger) and (C) agings of accounts payable; and

(iii)  upon Agent's reasonable request, but no more frequently than once a month, (A) copies of customer statements, purchase orders, sales invoices, credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, and (C) copies of purchase orders, invoices and delivery documents for Equipment acquired by any Borrower or Guarantor.

(b)  If any of any Borrower's or Guarantor’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Borrower and Guarantor hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

7.2  Accounts Covenants.

(a)  Borrowers shall notify Agent promptly of: (i) with respect to Eligible Accounts, any material delay in any Borrower's performance of any of its material obligations to any account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, or any material disputes with account debtors, or any material settlement, adjustment or compromise thereof, (ii) with respect to Eligible Accounts, all material adverse information known to any Borrower or Guarantor relating to the financial condition of any account debtor and (iii) any event or circumstance which, to the best of any Borrower's or Guarantor’s knowledge, would cause Agent to consider any then existing Eligible Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Agent's consent, except in the ordinary course of a Borrower's or Guarantor’s business in accordance with past practices and except as set forth in the schedules delivered to Agent pursuant to Section 7.1(a) above. So long as no Event of Default exists or has occurred and is continuing, Borrowers and Guarantors shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b)  With respect to each Account: (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to a Blocked Account, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of each Borrower's business in accordance with past practices, (iv) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms; and with respect to Eligible Accounts, there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Agent in accordance with the terms of this Agreement.

(c)  Agent shall have the right, at any time or times, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by (i) mail, electronic mail or facsimile transmission with Borrowers initiating the confirmation and Agent receiving such confirmation directly from the relevant account debtor or other Person in connection with such Receivables or holder of such Collateral, provided that Agent shall have the right to select any such Receivable or Collateral that is the subject of such verification or confirmation, or (ii) telephone, provided that one or more officers, employees or other representatives of a Borrower initiates and conducts any telephone call regarding any such verification while Agent is present on such call; provided, that each Borrower shall make itself and one or more of its officers, employees or other representatives reasonably available to be present on any such telephone call; and further provided, that upon the failure of either of the Borrowers to make itself and such officers, employees or representatives so available or, in any event, upon the occurrence and continuation of an Event of Default, Agent shall have right to verify any Receivables or other Collateral as set forth above in this clause (c) by telephone without any Borrower's participation in any such telephone call.

7.3  Inventory Covenants. With respect to the Inventory: (a) none of the Borrowers or Guarantors shall remove any Inventory with a fair market value in excess of $1,000,000 in the aggregate for all such Inventory of the Borrowers or Guarantors from the locations set forth or permitted herein, without prior notice to Agent, except for sales of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to a Borrower or Guarantor which is in transit to the locations set forth or permitted herein; (b) each Borrower and Guarantor shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (c) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; and (d) each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory.

7.4  Equipment Covenants. With respect to the Equipment: (a) upon Agent’s request, Borrowers and Guarantors shall, at their expense, no more than one (1) time in any twelve (12) month period, but at any time or times as Agent may request on or after an Event of Default has occurred and is continuing, deliver or cause to be delivered to Agent written appraisals as to the Equipment, in form, scope and methodology reasonably acceptable to Agent and by Emerald Technology Valuations, LLC or an appraiser reasonably acceptable to Agent, addressed to Agent and upon which Agent is expressly permitted to rely; without limiting in any way the foregoing in this clause (a), Agent, at its expense, shall have the right to have such an appraiser, at any time, perform such additional appraisals as to the Equipment; (b) Borrowers and Guarantors shall keep the Equipment necessary in the conduct of their business in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrowers and Guarantors shall use the Equipment, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity in all material respects with all applicable laws; (d) the Equipment is and shall be used in the business of Borrowers and Guarantors and not for personal, family, household or farming use; (e) without prior notice to Agent, Borrowers and Guarantors shall not remove (i) any Eligible Equipment or (ii) any other Equipment with a fair market value in excess of $1,000,000 in the aggregate for all such Equipment of the Borrowers or Guarantors from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of its business or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Borrowers or Guarantors in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrowers and Guarantors shall not permit any of the Equipment to be or become a part of or affixed to real property; and (g) each Borrower and Guarantor assumes all responsibility and liability arising from the use of the Equipment.

7.5  Power of Attorney. Each Borrower and Guarantor hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Borrower's and Guarantor’s true and lawful attorney-in-fact, and authorizes Agent, in such Borrower's, Guarantor’s or Agent's name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of such Borrower's or Guarantor’s rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign such Borrower's or Guarantor’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Agent, and open and dispose of all mail addressed to such Borrower or Guarantor and handle and store all mail relating to the Collateral, provided that Agent shall return to such Borrower or Guarantor all other such mail not related to the Collateral within a reasonable time after its receipt thereof, and (ix) do all acts and things which are necessary, in Agent's determination, to fulfill such Borrower's or Guarantor’s obligations under this Agreement and the other Financing Agreements, (b) at any time after Agent is entitled to exercise control over Blocked Accounts or to receive payments on and/or proceeds of Accounts pursuant to Section 6.3(d), (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by Agent or any Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (iii) endorse such Borrower's or Guarantor’s name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by Agent or any Lender and deposit the same in Agent's account for application to the Obligations, (iv) endorse such Borrower's or Guarantor’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) clear Inventory the purchase of which was financed with a Letter of Credit through U.S. Customs or foreign export control authorities in such Borrower’s or Guarantor’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Borrower’s or Guarantor’s name for such purpose, and to complete in such Borrower’s or Guarantor’s or Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (c) at any time, sign such Borrower's or Guarantor’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof, provided that, unless an Event of Default has occurred and is continuing, any such notice shall be in form and substance reasonably satisfactory to Borrowers and Agent. Each Borrower and Guarantor hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s or any Lender’s own gross negligence or willful misconduct or the gross negligence or willful misconduct of Agent’s or any Lender's officers, employees or designees.

7.6  Right to Cure. (a) If an Event of Default has occurred and is continuing or (i) if an Event of Default would occur as a result of Agent's failure to take any of the actions listed in this clause (i), Agent may, at its option, upon notice to Borrowers, cure any default by any Borrower or Guarantor under any material agreement with a third party that would, or could reasonably be expected to, have a Material Adverse Effect with respect to the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements, and (ii) if a Material Adverse Effect or an Event of Default would occur as a result of Agent's failure to take any of the actions listed in subclauses (A) or (B) of this clause (ii), Agent may, at its option, upon notice to Borrowers, (A) pay or bond on appeal any judgment entered against any Borrower or Guarantor, and (B) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral, except with respect to any such liens, security interests or other encumbrances permitted pursuant to Section 9.8 hereof, and (b) in order to prevent the occurrence of a Material Adverse Effect or an Event of Default, Agent may, at its option, upon notice to Borrowers, pay any amount, incur any expense or perform any act which, in Agent's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto. Agent may add any amounts so expended to the Obligations and charge any Borrower's account therefor, such amounts to be repayable by Borrowers on demand. Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower or Guarantor. Any payment made or other action taken by Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.7  Access to Premises. From time to time as requested by Agent, subject to the provisions of Section 9.22 hereof, (a) Agent or its designee shall have complete access to all of each Borrower's and Guarantor’s premises during normal business hours and after notice to Borrowers, or at any time and without notice to Borrowers if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower's and Guarantor’s books and records, including the Records, and (b) each Borrower and Guarantor shall promptly furnish to Agent such copies of such reasonably available books and records or extracts therefrom as Agent may request, and Agent or any Lender or Agent’s designee may use during normal business hours any of such Borrower's and Guarantor’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.

SECTION 8.  REPRESENTATIONS AND WARRANTIES

Each Borrower and Guarantor hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Agreement):

8.1  Corporate Existence, Power and Authority. Each Borrower and Guarantor is an organization duly organized and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign entity and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on such Borrower's or Guarantor’s financial condition, results of operation or business or the rights of Agent in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within each Borrower's and Guarantor’s organizational powers, (b) have been duly authorized, (c) are not in contravention of law (except as could not reasonably be expected to have a Material Adverse Effect) or the terms of any Borrower's or Guarantor’s certificate of incorporation, certificate of formation, by-laws, operating or limited liability company agreement or other organizational documentation, or except as could not reasonably be expected to have a Material Adverse Effect, any indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower or Guarantor other than the liens, security interests, charges or other encumbrances granted in favor of Agent pursuant to this Agreement and the other Financing Documents. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of each Borrower and Guarantor enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally any by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

8.2  Name; State of Organization; Chief Executive Office; Collateral Locations.

(a)  As of the date hereof, the exact legal name of each Borrower and Guarantor is as set forth on the signature page of this Agreement and in the Information Certificate. No Borrower or Guarantor has, during the five years prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

(b)  As of the date hereof, each Borrower and Guarantor is an organization of the type and organized in the jurisdiction set forth in the Information Certificate. As of the date hereof, the Information Certificate accurately sets forth the organizational identification number of each Borrower and Guarantor or accurately states that such Borrower or Guarantor has none and accurately sets forth the federal employer identification number of each Borrower and Guarantor.

(c)  As of the date hereof, the chief executive office and mailing address of each Borrower and Guarantor and each Borrower's and Guarantor’s Records concerning Accounts are located only at the address identified as such in Sections 12 and 13 of the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Section 14 of the Information Certificate, subject to the right of any Borrower or Guarantor to establish new locations in accordance with Section 9.2 below. As of the date hereof, the Information Certificate correctly identifies any of such locations which are not owned by a Borrower or Guarantor and sets forth the owners and/or operators thereof.

8.3  Financial Statements; No Material Adverse Change. All financial statements relating to any Borrower or Guarantor which have been or may hereafter be delivered by any Borrower or Guarantor to Agent and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of such Borrower and Guarantor as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrowers and Guarantors to Agent prior to the date of this Agreement, there has been no act, condition or event which has had or is reasonably likely to have a “Material Adverse Effect” (as defined in the Commitment Letter) since the date of the most recent audited financial statements of any Borrower or Guarantor furnished by any Borrower or Guarantor to Agent prior to the date of this Agreement. The quarterly projections through December 31, 2007 and annual projections through December 2009 that have been delivered to Agent or any projections hereafter delivered to Agent have been prepared in light of the past operations of the businesses of Borrowers and Guarantors and are based upon estimates and assumptions believed to be reasonable in light of the circumstances when made.

8.4  Priority of Liens; Title to Properties. The security interests and liens granted to Agent under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated in Section 23 of the Information Certificate and the other liens permitted under Section 9.8 hereof. Each Borrower and Guarantor has good, valid and merchantable title to all of its properties and assets, which are shown of the most recent Borrowing Base Certificate or are necessary in the conduct of such Borrower's or Guarantor’s business as currently conducted, subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent and such others as are specifically listed in Section 23 of the Information Certificate or permitted under Section 9.8 hereof.

8.5  Tax Returns. Each Borrower and Guarantor has filed, or caused to be filed, in a timely manner all material tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower and Guarantor has paid or caused to be paid all material taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor and with respect to which adequate reserves in accordance with GAAP have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

8.6  Litigation. Except as set forth in Section 22 of the Information Certificate, (a) there is no investigation by any Governmental Authority pending, or to the best of any Borrower's or Guarantor’s knowledge threatened, against or affecting any Borrower, any other Credit Party or their respective assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of any Borrower's or any such other Credit Party’s knowledge threatened, against such Borrower or such other Credit Party or their respective assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case in clauses (a) and (b) of this Section 8.6, which could reasonably be expected to have a Material Adverse Effect.

8.7  Compliance with Other Agreements and Applicable Laws.

(a)  No Borrower and no other Credit Party is in default in any respect under, or in violation in any respect of the terms of, any material agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound, except to the extent that such default or violation could not reasonably be expected to have a Material Adverse Effect. Each Borrower and each other Credit Party is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to its business, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws, except to the extent that any failure of compliance therewith could not reasonably be expected to have a Material Adverse Effect.

(b)  Each Borrower and each other Credit Party has obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. All of the Permits are valid and subsisting and in full force and effect except as could not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, there are no actions, claims or proceedings pending or to any Borrower’s or Guarantor’s knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits.

8.8  Environmental Compliance.

(a)  Except as set forth on Schedule 8.8 hereto or except as could not reasonably be expected to have a Material Adverse Effect, neither any Borrower nor any other Credit Party has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any applicable Environmental Law or Permit, and the operations of each Borrower and other Credit Party are in compliance with all Environmental Laws and all Permits in all material respects except to the extent that failure to be in compliance therewith could not reasonably be expected to have a Material Adverse Effect.

(b)  Except as set forth on Schedule 8.8 hereto or except as could not reasonably be expected to have a Material Adverse Effect, there has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to any Borrower's or any other Credit Party’s knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Borrower or any other Credit Party or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which adversely affects or could reasonably be expected to adversely affect in any material respect any Borrower, any such other Credit Party or their respective businesses, operations or assets or any properties at which such Borrower or any such other Credit Party has transported, stored or disposed of any Hazardous Materials.

(c)  Except as set forth on Schedule 8.8 hereto or except as could not reasonably be expected to have a Material Adverse Effect, neither any Borrower nor any other Credit Party has any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(d)  Each Borrower and each other Credit Party have all Permits required to be obtained or filed in connection with the operations of such Borrower and such other Credit Parties under any Environmental Law, except to the extent that any failure to obtain or file such Permits could not reasonably be expected to have a Material Adverse Effect, and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect, except to the extent that the invalidity, or failure to be in full force and effect, thereof could not reasonably be expected to have a Material Adverse Effect.

8.9  Employee Benefits.

(a)  Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law; (ii) each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of any Borrower's or Guarantor’s knowledge, nothing has occurred which would cause the loss of such qualification; and (iii) each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)  Except as could not reasonably be expected to have a Material Adverse Effect, there are no pending, or to the best of any Borrower's or Guarantor’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan; and there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c)  Except as could not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) based on the latest valuation of each Pension Plan and on the actuarial methods and assumptions employed for such valuation (determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code), the aggregate current value of accumulated benefit liabilities of such Pension Plan under Section 4001(a)(16) of ERISA does not exceed the aggregate current value of the assets of such Pension Plan; (iii) neither any Borrower, Guarantor nor any of their ERISA Affiliates have incurred and none of them reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Borrower, Guarantor nor any of their ERISA Affiliates have incurred and none of them reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Borrower, Guarantor nor any of their ERISA Affiliates have engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

8.10  Bank Accounts. As of the date hereof, all of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor maintained at any bank or other financial institution are set forth in Section 27 of the Information Certificate, subject to the right of each Borrower and Guarantor to establish new accounts in accordance with Section 5.2 hereof.

8.11  Intellectual Property. Each Borrower and Guarantor owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted, except to the extent that failure so own, license or have the right to use such Intellectual Property could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, no Borrower or Guarantor has any material Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Section 25 of the Information Certificate and has not granted any licenses with respect thereto other than as set forth in Section 25 of the Information Certificate. Except as could not reasonably be expected to have a Material Adverse Effect, no event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. Except as could not reasonably be expected to have a Material Adverse Effect, to any Borrower's and Guarantor’s knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Borrower or Guarantor infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending against or affecting any Borrower or Guarantor contesting its right to sell or use any such Intellectual Property. Section 25 of the Information Certificate sets forth all of the agreements or other arrangements of each Borrower and Guarantor pursuant to which such Borrower or Guarantor has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of such Borrower or Guarantor as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by any Borrower or Guarantor after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”). No trademark, servicemark, copyright or other Intellectual Property at any time used by any Borrower or Guarantor which is owned by another person, or owned by such Borrower or Guarantor subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent, is affixed to any material Inventory, except (a) to the extent permitted under the term of the license agreements listed in Section 25 of the Information Certificate and (b) to the extent the sale of Inventory to which such Intellectual Property is affixed is permitted to be sold by such Borrower or Guarantor under applicable law (including the United States Copyright Act of 1976).

8.12  Subsidiaries; Capitalization; Solvency.

(a)  As of the date hereof, no Borrower or Guarantor has any direct or indirect Subsidiaries and is not engaged in any joint venture or partnership except as set forth in Section 17 of the Information Certificate.

(b)  As of the date hereof, each Borrower and Guarantor is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed in Section 17 of the Information Certificate as being owned by such Borrower or Guarantor and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of it Capital Stock or securities convertible into or exchangeable for such shares.

(c)  As of the date hereof, the issued and outstanding shares of Capital Stock of each Borrower and Guarantor are directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Agent prior to the date hereof.

(d)  Each Borrower and Guarantor is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Agent and the other transaction contemplated hereunder.

8.13  Labor Disputes.

(a)  Set forth on Schedule 8.13 hereto is a list (including dates of termination) of all material collective bargaining or similar agreements between or applicable to each Borrower and Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or Guarantor on the date hereof.

(b)  Except as could not reasonably be expected to have a Material Adverse Effect, there is (i) no significant unfair labor practice complaint pending against any Borrower or any other Credit Party or, to any Borrower's or any such other Credit Party’s knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or any such other Credit Party or, to any Borrower's or any such other Credit Party’s knowledge, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any Borrower or any such other Credit Party or, to any Borrower's or any such other Credit Party’s knowledge, threatened against any Borrower or any such other Credit Party.

8.14  Restrictions on Credit Parties. As of the date hereof, except as could not reasonably be expected to have a Material Adverse Effect and except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Borrower or any other Credit Party which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between any Borrower and any other Credit Party (other than another Borrower) or (ii) between any Credit Party (other than any Borrower) or (b) the ability of any Borrower or any other Credit Party to incur Indebtedness or grant security interests to Agent in the Collateral.

8.15  Material Contracts. Schedule 8.15 hereto sets forth all Material Contracts to which any Borrower or Guarantor is a party or is bound as of the date hereof.

8.16  Payable Practices. No Borrower or Guarantor has made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.

8.17  Accuracy and Completeness of Information. All information furnished by or on behalf of any Borrower or Guarantor in writing to Agent in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not materially misleading in light of the circumstances in which such information was certified.

8.18  Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent and Lenders. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower or Guarantor shall now or hereafter give, or cause to be given, to Agent or any Lender.

SECTION 9.  AFFIRMATIVE AND NEGATIVE COVENANTS

9.1  Maintenance of Existence.

(a)  Except as could not reasonably be expected to have a Material Adverse Effect, each Borrower and Guarantor shall at all times preserve, renew and keep in full force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all material licenses, trademarks, tradenames, approvals, authorizations and Permits necessary to carry on the business as presently conducted, except as permitted in Section 9.7 hereto.

(b)  No Borrower or Guarantor shall change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than thirty (30) days prior written notice from Borrowers of such proposed change in its corporate or limited liability company name, which notice shall accurately set forth the new name; and (ii) Agent shall have received a copy of the amendment to the certificate of incorporation or certificate of formation, as the case may be, of such Borrower or Guarantor providing for the name change certified by the Secretary of State of the jurisdiction of incorporation, formation or organization of such Borrower or Guarantor as soon as it is available.

(c)  No Borrower or Guarantor shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than ten (10) days’ prior written notice from Borrowers of such proposed change, which notice shall set forth such information with respect thereto as Agent may reasonably require and Agent shall have received such agreements as Agent may reasonably require in connection therewith. No Borrower or Guarantor shall change its type of organization, jurisdiction of organization or other legal structure.

9.2  New Collateral Locations. Each Borrower and Guarantor may only open any new location within the continental United States provided that with respect to any such location where such Borrower's or Guarantor’s financial books and records are, or Collateral with a fair market value in excess of $1,000,000 is, located, stored, fabricated or manufactured, (a) such Borrower or Guarantor gives Agent ten (10) days prior written notice of the intended opening of any such new location and (b) either (i) prior to or concurrently with such opening, such Borrower or Guarantor executes and delivers, or causes to be executed and delivered, to Agent a Collateral Access Agreement with respect to such location and such agreements, documents, and instruments related thereto as Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, or (ii) Agent has established a Reserve in an amount equal to two (2) months rent with respect to such location.

9.3  Compliance with Laws, Regulations, Etc.

(a)  Except as could not reasonably be expected to have a Material Adverse Effect, each Borrower and Guarantor shall, and shall cause each other Credit Party (other than another Borrower) to, at all times, comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe in all material respects all requirements of any foreign, Federal, State or local Governmental Authority applicable to it.

(b)  Borrowers and Guarantors shall give written notice to Agent promptly (but in any event within two Business Days) upon receipt by a Responsible Officer of any Borrower or Guarantor of any notice of, or upon any Borrower or Guarantor otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material which is reasonably likely to have a Material Adverse Effect, or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by any Borrower or any other Credit Party or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law, in each case which is reasonably likely to have a Material Adverse Effect. Copies of all material environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by such Borrower or Guarantor to Agent. Each Borrower and Guarantor shall take prompt action to respond to any material non-compliance by such Borrower or any other Credit Party (other than another Borrower) with any of the Environmental Laws and shall regularly report to Agent on such response.

(c)  Without limiting the generality of the foregoing, in the event that an Event of Default shall have occurred and be continuing, whenever Agent reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of any Borrower or Guarantor in order to avoid any non-compliance, with any Environmental Law, Borrowers shall, at Agent's request and Borrowers’ expense: (i) cause an independent environmental engineer reasonably acceptable to Agent to conduct such tests of the site where non-compliance or alleged non compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof, and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such non-compliance, or such Borrower's or Guarantor’s response thereto or the estimated costs thereof, shall change in any material respect.

(d)  Each Borrower and Guarantor shall indemnify and hold harmless Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys' fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower or any other Credit Party and the preparation and implementation of any closure, remedial or other required plans, other than any losses, costs or expenses caused by the gross negligence or willful misconduct of Lender, its directors, officers, employees, agents, representative, successors or assigns. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

9.4  Payment of Taxes and Claims. Except as could not reasonably be expected to have a Material Adverse Effect, each Borrower and Guarantor shall, and shall cause each other Credit Party (other than another Borrower) to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or such other Credit Party, as the case may be, and with respect to which adequate reserves as required by GAAP have been set aside on its books. Subject to Sections 6.4(c), (d), (e), (f) and (g) hereof, each Borrower and Guarantor shall be liable for any tax or penalties imposed on Agent or any Lender as a result of the financing arrangements provided for herein and each Borrower and Guarantor agrees to indemnify and hold Agent and each Lender harmless with respect to the foregoing, and to repay to Agent and each Lender on demand the amount thereof, and until paid by Borrowers such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrowers or Guarantors to pay any income or franchise taxes attributable to the income of Agent or any Lender from any amounts charged or paid hereunder to Agent or any Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement

9.5  Insurance. Each Borrower and Guarantor shall, and shall cause each of their respective Subsidiaries to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer. Borrowers and Guarantors shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if any Borrower or Guarantor fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers. All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for each Borrower and Guarantor in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrowers and Guarantors shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrowers and Guarantors shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by any Borrower, Guarantor or any of its or their Affiliates. Without limiting any other rights of Agent or Lenders, any insurance proceeds received by Agent at any time may be applied to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine. Upon application of such proceeds to the Loans, Loans may be available subject and pursuant to the terms hereof to be used for the costs of repair or replacement of the Collateral lost or damages resulting in the payment of such insurance proceeds.

9.6  Financial Statements and Other Information.

(a)  Each Borrower and Guarantor shall, and shall cause each other Credit Party to, keep proper books and records in which complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Borrower and each other Credit Party in accordance with GAAP. Borrowers and Guarantors shall promptly furnish to Agent and Lenders all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrowers and Guarantors, and Borrowers shall notify the auditors and accountants of Borrowers and Guarantors that Agent is authorized to obtain such information directly from them. Without limiting the foregoing, Borrowers shall furnish or cause to be furnished to Agent, the following:

(i)  within forty-five (45) days after the end of each fiscal quarter, quarterly unaudited consolidated financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders' equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent Guarantor and its Subsidiaries (showing Excluded Subsidiaries, if any, separately) as of the end of and through such fiscal quarter, certified to be correct by the chief financial officer of Parent Guarantor, subject to normal year-end adjustments and the absence of footnote disclosures and accompanied by a compliance certificate substantially in the form of Exhibit C hereto, along with a schedule in a form reasonably satisfactory to Agent of the calculations used in determining, as of the end of such quarter, whether Borrowers and Guarantors were in compliance with the covenants set forth in Section 9.18 of this Agreement for such quarter, and

(ii)  within one hundred twenty (120) days after the end of each fiscal year, audited consolidated financial statements of Parent Guarantor and its Subsidiaries (showing Excluded Subsidiaries, if any, separately) (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent Guarantor and its Subsidiaries (showing Excluded Subsidiaries, if any, separately) as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be Ernst & Young LLP or an independent accounting firm selected by Parent Guarantor and reasonably acceptable to Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Parent Guarantor and its Subsidiaries as of the end of and for the fiscal year then ended, and

(iii)  at such time as available, but in no event later than thirty (30) days after the end of each fiscal year, projected consolidated financial statements (including in each case, forecasted balance sheets and statements of income and loss, statements of cash flow, and statements of shareholders’ equity) of Parent Guarantor and its Subsidiaries (showing Excluded Subsidiaries, if any, separately) for such fiscal year, all in reasonable detail, and in a format consistent with the projections delivered by Borrowers to Agent prior to the date hereof, together with such supporting information as Agent may reasonably request. Such projected financial statements shall be prepared on a quarterly basis for such year. Such projections shall represent the reasonable estimate by Borrowers and Guarantors of the future financial performance of Parent Guarantor and its Subsidiaries (showing Excluded Subsidiaries, if any, separately) for the periods set forth therein and shall have been prepared on the basis of the assumptions set forth therein which Borrowers and Guarantors believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions (it being understood that actual results may differ from those set forth in such projected financial statements).

(b)  Borrowers and Guarantors shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $2,500,000 or which if would result in any material adverse change in any Borrower's or Guarantor’s business, properties, assets, goodwill or financial condition, (ii) any Material Contract being terminated or amended or any new Material Contract entered into (in which event Borrowers and Guarantors shall provide Agent with a copy of such Material Contract upon Agent’s request), (iii) any order, judgment or decree in excess of $2,500,000 shall have been entered against any Borrower or Guarantor any of their properties or assets, (iv) any notification of a material violation of laws or regulations received by any Borrower or Guarantor, (v) any ERISA Event, and (vi) the occurrence of any Default or Event of Default.

(c)  Promptly after the sending or filing thereof, Borrowers shall send to Agent copies of (i) all reports which Parent Guarantor or any of its Subsidiaries sends to its public security holders and debt security holders generally, (ii) all reports and registration statements which Parent Guarantor or any of its Subsidiaries files with the Securities Exchange Commission, any national or foreign securities exchange or the National Association of Securities Dealers, Inc., and such other reports as Agent may hereafter specifically identify to Borrowers that Agent will reasonably require be provided to Agent, (iii) all press releases and (iv) all other statements concerning material changes or developments in the business of any Borrower or Guarantor made available by any Borrower or Guarantor to the public.

(d)  Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of any Borrower or Guarantor to any court or other Governmental Authority or, subject to the confidentiality provisions set forth in Section 13.5 hereof, to any Affiliate of any Lender or to any participant or assignee or prospective participant or assignee. Each Borrower and Guarantor hereby authorizes and directs all accountants or auditors to deliver to Agent during the term of this Agreement, at Borrowers’ expense, copies of the financial statements of each Borrower and Guarantor and any reports or management letters prepared by such accountants or auditors on behalf of such Borrower or Guarantor and to disclose to Agent and Lenders such information as they may have regarding the business of any Borrower and Guarantor. Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by Borrowers to Agent or such Lender in writing.

Documents required to be delivered pursuant to this Section 9.6 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which any Borrower or Guarantor posts such documents, or provides a link thereto on such Borrower’s or Guarantor’s website on the Internet or (ii) on which such documents are posted on such Borrower’s or Guarantor’s behalf on an Internet or intranet website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that, Borrowers or Guarantors shall notify Agent of the posting of any such documents and provide to Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

9.7  Sale of Assets, Consolidation, Merger, Dissolution, Etc. Each Borrower and Guarantor shall not, and shall not permit any other Credit Party (other than any Excluded Subsidiary) to, directly or indirectly,

(a)  merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, except that

(i)  a Domestic Subsidiary of any Borrower (other than another Borrower, a Guarantor, or an Excluded Subsidiary) may merge with and into such Borrower with such Borrower being the surviving entity, provided, that following the consummation of any such merger, the assets owned by such Domestic Subsidiary prior to such merger shall not be deemed (I) Eligible Accounts unless the criteria set forth in Sections 9.10(i)(x), (xi) and (xii) hereof shall have been fully satisfied with respect to such assets and such Credit Party (in place of any subject Target or New Subsidiary as referred to in such Sections), as applicable, and such assets shall meet the criteria set forth in the definition of "Eligible Accounts" or (II) Eligible Equipment, unless, with respect to such assets, Agent shall have completed a field examination and appraisals and other examinations similar in scope to those performed on the Collateral prior to the date thereof by Agent with results reasonably satisfactory to Agent (and Agent shall have established additional eligibility criteria, availability reserves and percentage advance rates in its commercially reasonable discretion in light of the foregoing appraisals and field examination), and such assets shall meet the criteria set forth in the definition of "Eligible Equipment";

(ii)  a Domestic Subsidiary of any Guarantor (other than another Guarantor, a Borrower, or an Excluded Subsidiary) may merge with and into such Guarantor with such Guarantor being the surviving entity,

(iii)  any Domestic Subsidiary of any Borrower or any Guarantor that is not a Guarantor, a Borrower or an Excluded Subsidiary may merge with or into or consolidate with any other Domestic Subsidiary of any Borrower or any Guarantor that is not a Guarantor, a Borrower or an Excluded Subsidiary,

(iv)  any Borrower may merge with and into another Borrower,

(v)  any Guarantor may merge with and into another Guarantor, so long as Parent Guarantor is the surviving entity to the extent Parent Guarantor is a party to such merger;

provided, that, in connection with any merger or consolidation permitted pursuant to clauses (i) through (v) of this Section 9.7(a), each of the following conditions is satisfied as determined by Agent in good faith: (I) Agent shall have received not less than ten (10) Business Days' prior written notice of the intention of such Persons to so merge or consolidate, which notice shall set forth in reasonable detail satisfactory to Agent, the Persons that are merging or consolidating, which Person will be the surviving entity, the locations of the assets of the Persons that are merging or consolidating, and the material agreements and documents relating to such merger or consolidation, (II) Agent shall have received such other information with respect to such merger or consolidation as Agent may reasonably request, (III) as of the effective date of the merger or consolidation and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (IV) as of the effective date of the merger or consolidation and after giving effect thereto, Borrowers’ Excess Availability plus Qualified Cash shall be equal to or greater than $10,000,000, (V) Agent shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger or consolidation, including, but not limited to, the certificate or certificates of merger to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), and (VI) the surviving corporation shall expressly confirm, ratify and assume the Obligations and the Financing Agreements to which it is a party in writing, in form and substance reasonably satisfactory to Agent, and Borrowers and Guarantors shall execute and deliver such other agreements, documents and instruments as Agent may reasonably request in connection therewith;

(b)  sell, issue, assign, lease, license, transfer title to, abandon or otherwise dispose of any Capital Stock to any other Person or any of its assets to any other Person, except for

(i)  sales of Inventory in the ordinary course of business,

(ii)  the sale or other disposition of worn-out, surplus or obsolete Equipment or Equipment no longer used or useful in the business of any Borrower or any Guarantor so long as (A) before and after giving effect to any such sale or disposition, no Default or Event of Default has occurred and is continuing, (B) the proceeds of any such sale or disposition are paid to Agent for application to the Obligations as set forth herein, and (C) such Equipment is sold for at least the appraised value thereof as set forth on the most recent appraisal of Equipment then received by Agent in accordance with Section 7.4 hereof,

(iii)  the sale or other disposition of Equipment (excluding worn-out, surplus and obsolete Equipment and Equipment no longer used or useful in the business of any Borrower or Guarantor) so long as (A) such sales or other dispositions do not involve such Equipment having an aggregate fair market value in excess of $5,000,000 for all such Equipment disposed of by all of the Borrowers and Guarantors in any fiscal year of Borrowers or as Agent may otherwise agree, (B) before and after giving effect to any such sale or disposition, no Default or Event of Default has occurred and is continuing, (C) the proceeds of any such sale or disposition are paid to Agent for application to the Obligations as set forth herein, and (D) such Equipment is sold for at least the appraised value thereof as set forth on the most recent appraisal of Equipment then received by Agent in accordance with Section 7.4 hereof, and

(iv)  the issuance of Capital Stock of any Borrower or Guarantor consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of any Borrower or Guarantor for the benefit of employees, directors and consultants of such Borrower or any other Credit Party, provided, that, in no event shall such Borrower or Guarantor be required to issue, or shall such Borrower or Guarantor issue, Capital Stock pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default,

(v)  the transfer, sale, lease or licensing of all or part of such Borrower's or Guarantor’s Intellectual Property or any items of Equipment (other than Eligible Equipment) with a fair market value not to exceed $10,000,000 in the aggregate for all such Equipment of the Borrowers or Guarantors to a Domestic Subsidiary (other than an Excluded Subsidiary) of such Borrower or Guarantor or to any other Borrower or Guarantor; provided, that: (A) immediately prior to and as a result of such transfer, sale, lease or licensing, no Default or Event of Default shall have occurred and be continuing; and (B) to the extent such transfer, sale, lease or licensing is to a Domestic Subsidiary which is not a Borrower or Guarantor, (1) prior to such transfer, sale, lease or licensing to such Domestic Subsidiary, Agent shall have had a reasonable opportunity to conduct customary and other business, legal, and collateral due diligence with respect to such Domestic Subsidiary, including, but not limited to, ordering, in form and substance reasonably satisfactory to Agent, and reviewing to its satisfaction, UCC, tax lien, litigation, bankruptcy and intellectual property searches from all offices that Agent deems reasonably appropriate in its sole discretion, certificates of status with respect to such Domestic Subsidiary, in form and substance satisfactory to Agent, which certificates shall be issued by the appropriate officer of the jurisdiction of organization of such Domestic Subsidiary and by the appropriate officers of each other jurisdiction in which such Domestic Subsidiary is qualified to do business, which certificates shall indicate that such Domestic Subsidiary is in good standing in such jurisdictions; and (2) such Domestic Subsidiary shall have executed and delivered a Guaranty, a joinder to this Agreement, and such other documents (including but not limited to a non-restrictive license to use) as Agent may reasonably request to protect and perfect its interest in such Collateral each in form and substance reasonably satisfactory to Agent in its sole discretion,

(vi)  the transfer, sale, lease or licensing of all or part of such Borrower's or Guarantor’s Intellectual Property in the ordinary course of such Borrower's or Guarantor’s business to any Person other than a Subsidiary of such Borrower or Guarantor,

(vii)  the consignment of Inventory by the Credit Parties in the ordinary course of business so long as the fair market value of all such consigned Inventory for all Credit Parties (other than Excluded Subsidiaries) at any one time does not exceed $500,000 in the aggregate,

(viii)  the transfer or sale of assets to any Joint Venture, Foreign Subsidiary of any Borrower or Guarantor, Excluded Subsidiary or to Jazz WOFE in connection with any investment or other transaction permitted by Section 9.10(h); provided, that all transfers or sales of items of Equipment of any Credit Party (other than an Excluded Subsidiary) to any Joint Venture, Foreign Subsidiary of any Borrower or Guarantor, or Excluded Subsidiary shall be limited to Equipment with a fair market value not to exceed $2,500,000 in the aggregate for all such Equipment of the Credit Parties (other than Excluded Subsidiaries) and for all such transfers and sales and shall be only permitted to the extent that any such transfer or sale is in the ordinary course of the applicable Credit Parties’ business; and further provided, that immediately prior to and after giving effect to such transfer or sale, no Default or Event of Default shall have occurred and be continuing,

(ix)  the issuance of stock options of Parent Guarantor to directors or employees of any Credit Party, provided that any such issuance does not constitute, cause, or otherwise result in a Change of Control or is not otherwise prohibited by this Agreement,

(x)  the issuance of Capital Stock of Parent Guarantor provided that any such issuance does not constitute, cause, or otherwise result in a Change of Control or is not otherwise prohibited by this Agreement,

(xi)  in order to resolve disputes that occur in the ordinary course of business, the discount (or other compromise for less than face value thereof) of notes or Accounts, provided, that no Default or Event of Default shall have occurred and be continuing,

(xii)  the transfers of condemned property to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property or its designee as party of an insurance settlement,

(xiii)  the dispositions of Cash Equivalents, and

(xiv)  other dispositions which do not in the aggregate exceed $1,000,000 per fiscal year;

(c)  wind up, liquidate or dissolve, except as permitted by clause (a) of this Section; or

(d)  agree to do any of the foregoing unless such agreement is conditioned upon Agent's consent thereto or if all outstanding Obligations (other than contingent indemnification Obligations) shall be indefeasibly paid in full as a result of the consummation of the transactions contemplated thereby.

9.8  Encumbrances. Each Borrower and Guarantor shall not, and shall not permit any other Credit Party (other than any Excluded Subsidiary) to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, except:

(a)  the security interests and liens of Agent for itself and the benefit of the Secured Parties;

(b)  liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or such other Credit Party, as the case may be and with respect to which adequate reserves have been set aside on its books;

(c)  non-consensual statutory liens (other than liens securing the payment of taxes), landlord liens, carriers liens, materialmen liens, laborers liens, suppliers liens, mechanics liens or other like liens, in each case, arising in the ordinary course of such Credit Party's business to the extent (i) such liens secure Indebtedness which is not overdue, or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Credit Party, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves as required by GAAP have been set aside on its books;

(d)  zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Credit Party as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

(e)  purchase money security interests in Equipment (including Capital Leases) to secure Indebtedness permitted under Section 9.9(b) hereof;

(f)  pledges and deposits of cash by any Credit Party after the date hereof in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security benefits consistent with the current practices of such Credit Party as of the date hereof;

(g)  pledges and deposits of cash by any Credit Party after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of such Credit Party as of the date hereof; provided, that in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance reasonably satisfactory to Agent;

(h)  liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by any Credit Party located on the premises of such Credit Party (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business of such Credit Party and the precautionary UCC financing statement filings in respect thereof;

(i)  judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such liens is in effect and (iv) Agent may establish a Reserve with respect thereto;

(j)  any such security interest, lien or other encumbrance created or incurred in connection with the cash collateralization of such Borrower's Existing Letters of Credit or any other letter of credit issued as permitted by this Agreement;

(k)  any such subordinate security interest, lien or other encumbrance created or incurred in connection with the financing by such Credit Party of any premiums of insurance required to be maintained hereunder;

(l)  any other security interest, lien or other encumbrance (other than any security interest, lien or other encumbrance that would encumber any Accounts, Inventory or Eligible Equipment) created or incurred in connection with any Indebtedness not to exceed $1,000,000 in the aggregate at any one time outstanding for all Credit Parties (other than Excluded Subsidiaries);

(m)  security interests and liens created or incurred in connection with the incurrence of Indebtedness consisting of the financing of insurance premiums permitted by Section 9.9(l) hereof;

(n)  liens on any asset (other than any lien that encumbers any Accounts, Inventory or Eligible Equipment) existing at the time of acquisition of such asset by any Credit Party so long as (i) the lien shall apply only to the asset so acquired and the proceeds thereof, and (ii) the Indebtedness secured by such lien is otherwise permitted hereunder;

(o)  leases, sublicenses, leases or subleases, granted in the ordinary course of business so long as any such lease, sublicense, lease or sublease does not (i) interfere with the business of the applicable Credit Party, or (ii) impair Agent’s or any Lender’s security interest in the Collateral or any rights and remedies of Agent or any Lender appurtenant thereto;

(p)  liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the imposition of goods provided, that, Agent may establish a Reserve with respect thereto; and

(q)  the security interests and liens set forth in Section 23 of the Information Certificate.

9.9  Indebtedness. Each Borrower and Guarantor shall not, and shall not permit any other Credit Party (other than any Excluded Subsidiary) to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

(a)  the Obligations;

(b)  purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) not to exceed $7,500,000 in the aggregate incurred by all Credit Parties (other than Excluded Subsidiaries) at any time outstanding so long as such security interests and mortgages do not apply to any property of the applicable Credit Party other than the Equipment so acquired and proceeds thereof, and the Indebtedness secured thereby does not exceed the cost of the Equipment so acquired, as the case may be;

(c)  guarantees by any Credit Party of the Obligations, or guarantees by any Borrower of the Obligations of any other Borrower, in favor of Agent for the benefit of Lenders and the other Secured Parties;

(d)  unsecured Indebtedness of any Credit Party arising after the date hereof to any third person (but not to any other Credit Party), provided, that, each of the following conditions is satisfied: (i) such Indebtedness shall be on terms and conditions reasonably acceptable to Agent and shall be subject and subordinate in right of payment to the right of Agent and Lenders to receive the prior indefeasible payment and satisfaction in full payment of all of the Obligations pursuant to the terms of an intercreditor agreement between Agent and such third party, in form and substance reasonably satisfactory to Agent, (ii) Agent shall have received not less than ten (10) days prior written notice of the intention of such Credit Party to incur such Indebtedness, which notice shall set forth in reasonable detail reasonably satisfactory to Agent the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Agent may request with respect thereto, (iii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (iv) in no event shall the aggregate principal amount of such Indebtedness incurred during the term of this Agreement exceed $75,000,000 (inclusive of the aggregate of such Indebtedness incurred, created, or assumed by each other Credit Party or for which each other Credit Party shall have become liable), (v) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (vi) such Credit Party shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto in a manner adverse to Agent or any Lender in any material respect, except, that, such Credit Party may amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith or otherwise make any covenant less restrictive or waive any Event of Default thereunder, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted herein or as permitted under the applicable subordination agreement), or set aside or otherwise deposit or invest any sums for such purpose, and (vii) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Credit Party or on its behalf promptly after the receipt thereof, or sent by any Credit Party or on its behalf concurrently with the sending thereof, as the case may be;

(e)  Indebtedness with respect to any Hedging Transactions; provided, that such arrangements are: (i) with any Bank Product Provider and (ii) were entered into for the purpose of protecting such Borrower or such other Credit Party against fluctuations in interest rates and not for speculative purposes;

(f)  the Indebtedness set forth on Schedule 9.9 hereto and any refinancings, renewals, or extensions of such Indebtedness so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Agent’s reasonable judgment, materially impair the prospects of repayment of the Obligations by Borrowers or materially impair Borrowers’ creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in an increase in the interest rate with respect to the Indebtedness so refinanced, renewed, or extended, (iv) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrowers, (v) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (vi) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended;

(g)  Indebtedness incurred or created in connection with Existing Letters of Credit or any letter of credit (other than any Letter of Credit) issued to any Credit Party in the ordinary course of its business by any issuer other than Wachovia Bank, National Association or its successors and assigns;

(h)  Guaranties by such Borrower or such Credit Party of any obligations of any other Borrower or Credit Party to the extent permitted hereunder;

(i)  Guaranties by such Borrower or such Credit Party of any obligations of any Joint Venture, Foreign Subsidiary of any Borrower or Guarantor, or of Jazz WOFE; provided, that, (A) such Borrower or such Credit Party shall be permitted to make investments in such Joint Venture, Foreign Subsidiary or Jazz WOFE pursuant to the terms of Section 9.10(h) in the amount of such guaranty, and (B) immediately prior to and after giving effect to the execution or incurrence of any such guaranty, no Default or Event of Default shall have occurred and be continuing, and Borrowers' Excess Availability plus Qualified Cash shall be equal to or greater than $10,000,000;

(j)  Indebtedness arising from agreements entered into by such Credit Party in the ordinary course of business, providing for indemnification, purchase price adjustments, non-compete, consulting, deferred compensation, earn-outs or similar obligations, provided that the incurrence or creation thereof would not, or could not reasonably be expected to, have a Material Adverse Effect;

(k)  Indebtedness incurred by such Credit Party in the ordinary course of business in respect to netting services and otherwise in connection with deposit accounts, or in connection with endorsements for deposit or overdraft accounts;

(l)  Indebtedness consisting of the financing of insurance premiums;

(m)  Indebtedness arising under the Senior Notes, provided, that (i) the aggregate principal amount of such Indebtedness shall not exceed $166,750,000 at any one time outstanding, (ii) Credit Parties shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto in any manner adverse to Agent or any Lender, except, that, the Credit Parties may amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith or otherwise make any covenant less restrictive or waive any Event of Default thereunder, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, provided, that Parent Guarantor may repurchase such Indebtedness to the extent permitted under Section 9.11(g) hereof, and (iii) Borrowers and Guarantors shall furnish to Agent all material notices or demands in connection with such Indebtedness either received by any Credit Party or on its behalf promptly after the receipt thereof, or sent by any Credit Party or on its behalf concurrently with the sending thereof, as the case may be;

(n)  Guaranties by Parent Guarantor’s Domestic Subsidiaries of Parent Guarantor’s obligations under the Senior Notes;

(o)  Indebtedness of any Person existing at the time such Person became a Subsidiary of a Credit Party so long as (i) such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary of a Credit Party, and (ii) the amount of all such Indebtedness for all such Persons does not exceed $20,000,000 in the aggregate;

(p)  so long as the aggregate amount thereof does not exceed $1,000,000 at any time, Indebtedness of the Credit Parties (other than Excluded Subsidiaries) in respect of performance, bid, surety, indemnity, appeal bonds, completion guarantees and other obligations of like nature and guarantees and/or obligations as an account party in respect of the face amount of letters of credit in respect thereof, in each case securing obligations not constituting Indebtedness for borrowed money (including worker’s compensation claims, environmental remediation and other environmental matters and obligations in connection with self-insurance or similar requirements) provided in the ordinary course of business; and

(q)  any other unsecured Indebtedness of any Credit Party not to exceed $2,500,000 in the aggregate for all Credit Parties (other than Excluded Subsidiaries).

9.10  Loans, Investments, Etc. Each Borrower and Guarantor shall not, and shall not permit any other Credit Party (other than any Excluded Subsidiary) to, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries, except:

(a)  the endorsement of instruments for collection or deposits in the ordinary course of business;

(b)  investments in cash or Cash Equivalents, provided, that if Agent is exercising control over the Blocked Accounts pursuant to Section 6.3(d) hereof, no Loans shall be outstanding and the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;

(c)  the existing equity investments of each Credit Party as of the date hereof in its Subsidiaries;

(d)  loans and advances by any Credit Party to its employees not to exceed the principal amount of $2,000,000 in the aggregate for all Credit Parties (other than Excluded Subsidiaries) at any time outstanding for: (i) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for such Credit Party and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);

(e)  stock or obligations issued to any Credit Party by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Credit Party in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent's request, together with such stock power, assignment or endorsement by such Credit Party as Agent may request;

(f)  obligations of account debtors to any Credit Party arising from Accounts which are past due evidenced by a promissory note or notes, as the case may be, made by such account debtor payable to such Credit Party; provided, that promptly upon the receipt by such Credit Party of the original of any such promissory note or notes, such promissory note or notes shall be endorsed to the order of Agent by such Credit Party and promptly delivered to Agent; provided, further that, so long as no Default or Event of Default has occurred and is continuing, Credit Parties shall not be required to endorse such notes to the order of Agent or deliver such notes to the Agent to the extent the aggregate outstanding amount of all such notes for all Credit Parties (other than Excluded Subsidiaries) does not exceed $1,000,000;

(g)  the investments, loans and advances set forth on Schedule 9.10 hereto;

(h)  (i)   investments in the Joint Ventures as in effect on the Effective Date and future investments in (A) the Joint Ventures, (B) Foreign Subsidiaries of any Borrower or Guarantor, or (C) any Credit Party (other than as permitted in clause (iii) of this Section 9.10(h)), including, without limitation, the acquisition of Foreign Subsidiaries and Excluded Subsidiaries and the formation of, and investment in, Foreign Subsidiaries and Excluded Subsidiaries, and (ii) investments in Jazz WOFE pursuant to Operating Company’s equity ownership in such entity as in effect on the Effective Date and future investments in Jazz WOFE during the term of this Agreement, and (iii) investments by any Borrower or any Guarantor in any other Borrower or Guarantor; provided, that, after giving effect to any such future investments permitted in clauses (i) and (ii) of this Section 9.10(h), no Default or Event of Default shall have occurred and be continuing and Borrowers’ Excess Availability plus Qualified Cash shall be equal to or greater than $10,000,000; and further provided, that the aggregate amount of all such investments permitted by clauses (i) and (ii) of this Section 9.10(h) shall not exceed $15,000,000; and further provided, that with respect to any investment by such Borrower or such Guarantor (as permitted in clause (i) of this Section 9.10(h)) in any Credit Party that is a Subsidiary of such Borrower or such Guarantor (other than a Foreign Subsidiary of any Borrower or Guarantor, a Joint Venture or an Excluded Subsidiary), such Subsidiary shall have executed and delivered a Guaranty, a joinder to this Agreement, and such other documents as Agent may reasonably request, each in form and substance satisfactory to Agent in its sole discretion;

(i)  without otherwise limiting any of the foregoing, any Credit Party may acquire all of the issued and outstanding capital stock of another Person, or all or substantially all of the assets of another Person or of a division of another Person (each, a “Target”) and may form a new wholly-owned Domestic Subsidiary (a “New Subsidiary”) and make investments in such New Subsidiary (“Subsidiary Investments”), subject to the satisfaction in full of the following conditions precedent, as applicable:

(i)  the subject Target shall be incorporated or organized under the laws of any jurisdiction of any state of the United States or the District of Columbia and the subject Target and subject New Subsidiary, as applicable, shall (A) be in the same, substantially related or complimentary type of business as any Credit Party (including any reasonable extension, development or expansion), and (B) not be deemed an Excluded Subsidiary;

(ii)  the aggregate cash portion of the purchase price for the subject Target and any related Targets (excluding any earn-outs and similar contingent payments, any obligations or indebtedness of the Targets that are assumed (as permitted by Section 9.9 hereof), or any other non-cash consideration) shall not exceed $25,000,000;

(iii)  as of the date of the Subsidiary Investment or acquisition of the subject Target and any related Targets, as applicable, and after giving effect thereto, Borrowers’ Excess Availability plus Qualified Cash shall not be less than $30,000,000 and Borrowers’ Excess Availability plus Qualified Cash shall be projected, to the Agent’s reasonable satisfaction, to be $30,000,000 or more for 90 consecutive days following the consummation of such Subsidiary Investment or such acquisition, as applicable;

(iv)  the subject Target shall be acquired in accordance with applicable laws free and clear of any security interest, mortgage, pledge, lien, charge or other encumbrance except as permitted in Section 9.8 hereof, and free and clear of any obligations or indebtedness except as permitted in Section 9.9 hereof;

(v)  the subject Target and the Person acquiring the subject Target or the subject New Subsidiary, as applicable, shall guaranty the Obligations, and the assets of the subject Target and such Person or the subject New Subsidiary, as applicable, shall be pledged to Agent, all pursuant to a Guaranty and joinder to this Agreement executed by such Target, Person or New Subsidiary, as applicable, and such other documents as Agent may reasonably request, each in form and substance reasonably satisfactory to Agent;

(vi)  no Default or Event of Default shall have occurred and be continuing or would result from the acquisition of the subject Target or the making of the subject Subsidiary Investments (as applicable);

(vii)  Borrowers shall give prior written notice to Agent of the acquisition of the subject Target or the making of the subject Subsidiary Investments as soon as reasonably practicable, but in no event less than ten (10) calendar days prior to the closing thereof;

(viii)  Agent shall have received true, correct and complete copies of the acquisition agreement(s) for the subject Target and all exhibits, schedules, documents and other agreements relating thereto, together with such financial and other reasonably available information concerning the subject Target as Agent may reasonably request; and

(ix)  Agent shall have received such further agreements, documents and instruments, and such further acts shall have been completed, with respect to the subject Target or New Subsidiary (as applicable), as required by Section 9.23 hereof;

at Borrowers’ request, the subject Target or the Person acquiring the subject Target or the subject New Subsidiary (as applicable) may be added as a borrower hereunder, but only at the election of Agent; regardless of whether the subject Target or the Person acquiring the subject Target or the subject New Subsidiary (as applicable) is or becomes a Borrower hereunder, and regardless of whether the Accounts (which term shall mean Accounts as applied to the subject Target or New Subsidiary for the purposes of this Section) of the subject Target or New Subsidiary qualify under the definition of “Eligible Accounts”, or whether the Equipment (which term shall mean Equipment as applied to the subject Target or New Subsidiary for the purposes of this Section) of the subject Target or New Subsidiary qualify under the definition of “Eligible Equipment”, the inclusion of such Accounts in Eligible Accounts or Equipment in Eligible Equipment shall be subject to:

(x)  the completion of a field examination and appraisals and other examinations similar in scope to those performed on the Collateral prior to the date thereof by Agent of the subject Target or New Subsidiary with results reasonably satisfactory to Agent;

(xi)  such additional eligibility criteria, availability reserves and percentage advance rates as Agent shall establish in its commercially reasonable discretion in light of the foregoing appraisals and field examination; and

(xii)  the chief executive office of the subject Target or New Subsidiary (as applicable) shall be in the United States, and in any event, only those Accounts generated and invoiced from the United States or in Canada may be deemed Eligible Accounts.

(j)  loans by a Borrower to any other Borrower or Guarantor after the date hereof, provided, that, as to all of such loans, (i) within thirty (30) days after the end of each fiscal year, Borrowers shall provide to Agent a report in form and substance reasonably satisfactory to Agent of the outstanding amount of such loans as of the last day of the immediately preceding year and indicating any loans made and payments received during the immediately preceding year, (ii) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is promptly delivered to Agent upon its request to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may reasonably require, (iii) as of the date of any such loan and after giving effect thereto, the Borrower making such loan shall be Solvent, and (iv) as of the date of any such loan and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(k)  loans by a Guarantor to a Borrower or another Guarantor, provided, that, as to all of such loans, (i) the Indebtedness arising pursuant to such loan shall be subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Agent, (ii) promptly upon Agent’s request, Agent shall have received a subordination agreement, in form and substance satisfactory to Agent, providing for the terms of the subordination in right of payment of such Indebtedness of such Borrower or Guarantor to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Guarantor and such Borrower or Guarantor, and (iii) such Borrower or Guarantor shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness prior to the end of the then current term of this Agreement;

(l)  investments made prior to the consummation of any acquisition permitted hereunder consisting of reasonable earnest money deposits, working fees or other similar prepaid consideration or similar amounts that would be applied toward consideration upon consummation of such acquisition;

(m)  investments consisting of capital expenditures; and

(n)  investments consisting of the conversion of any of any Borrower’s or Parent Guarantor’s convertible securities into other securities not constituting Indebtedness pursuant to the terms of such convertible securities or otherwise in exchange therefor (including the Senior Notes).

9.11  Dividends and Redemptions. Each Borrower and Guarantor shall not, and shall not permit any other Credit Party (other than any Excluded Subsidiary) to, directly or indirectly, declare or pay any dividends on account of any shares of any class of any Capital Stock of such Credit Party now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except that:

(a)  any Credit Party may declare and pay such dividends or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock for consideration in the form of shares of common stock (so long as after giving effect thereto no Change of Control or other Default or Event of Default shall exist or occur and be continuing);

(b)  any Credit Party may pay dividends to the extent permitted in Section 9.12 below;

(c)  any Credit Party may repurchase Capital Stock consisting of common stock held by employees pursuant to any employee stock ownership plan, restricted stock or incentive stock plan or other similar plan thereof upon the termination, retirement or death of any such employee in accordance with the provisions of such plan, provided, that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which any Credit Party is a party or by which any Credit Party or its property is bound, and (iv) the aggregate amount of all payments for such repurchases in any calendar year shall not exceed $5,000,000;

(d)  any Credit Party may make any redemption of securities with the proceeds received from a substantially concurrent issue of new shares of Capital Stock;

(e)  any Credit Party may repurchase Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all of the exercise price thereof;

(f)  any Credit Party may make payments of cash in lieu of issuance of fractional shares upon the exercise of warrants or upon the conversion or exchange of, or issuance of Capital Stock in lieu of cash dividends on any Capital Stock; and

(g)  Parent Guarantor may (i) pay cash dividends or distributions to its shareholders, (ii) repurchase or buyback any of its Capital Stock and/or warrants and (iii) repurchase any of its Indebtedness; provided, that at the time of such dividend, distribution or repurchase and after giving effect thereto, (A) no Default or Event of Default shall have occurred and be continuing, (B) Borrowers’ Excess Availability plus Qualified Cash shall not be less than $30,000,000; (C) Borrowers’ Excess Availability plus Qualified Cash shall be projected, to the Agent’s reasonable satisfaction, to be $30,000,000 or more for 90 consecutive days following the consummation of such dividend, distribution or repurchase, and (D) the aggregate amount of all such dividends, distributions and repurchases permitted by this Section 9.11(g) shall not exceed $50,000,000.

9.12  Transactions with Affiliates. Each Borrower and Guarantor shall not, and shall not permit any other Credit Party to, directly or indirectly:

(a)  purchase, acquire or lease any property from, or sell, transfer or lease any property to, any Affiliate of such Borrower or Guarantor, except as otherwise permitted in this Agreement (including without limitation clauses (b) and (c) of this Section 9.12) and except in the ordinary course of and pursuant to the reasonable requirements of such Borrower 's or Guarantor’s business and upon fair and reasonable terms no less favorable to such Borrower or Guarantor than such Borrower or Guarantor would obtain in a comparable arm's length transaction with an unaffiliated person;

(b)  make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services to any Affiliate of such Borrower or Guarantor, except as otherwise permitted in this Agreement (including without limitation clauses (a) and (c) of this Section 9.12) and except (i) reasonable compensation to officers, employees and directors and indemnification arrangements, (ii) tax sharing arrangements to discharge consolidated tax liabilities of Parent Guarantor and its Subsidiaries or payments pursuant thereto and (iii) payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services to any Affiliate of such Borrower or Guarantor in an aggregate amount not to exceed $2,000,000 for the term of this Agreement;

(c)  enter into or permit to exist any transaction with any Affiliate of such Borrower, except as permitted by clauses (a) and (b) of this Section 9.12 and except for such transactions that are in connection with investments, asset transfers and guaranties with respect to the Joint Ventures, Foreign Subsidiaries of any Credit Party, Excluded Subsidiaries, Credit Parties or Jazz WOFE that are permitted under this Agreement.

9.13  Compliance with ERISA. Except as could not reasonably be expected to have a Material Adverse Effect, each Borrower and Guarantor shall, and shall cause each other Credit Party to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any Pension Plan so as to incur any material liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any Plan or any trust created thereunder which would subject such Borrower or such Credit Party to a material tax or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Pension Plan; (g) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; or (h) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.

9.14  End of Fiscal Years; Fiscal Quarters. Each Borrower and Guarantor shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ (other than Excluded Subsidiaries), (a) fiscal years to end on the Friday immediately prior to December 31 of each year and (b) fiscal quarters to end on the last Friday in March, June, September, and December of each year.

9.15  Change in Business. Each Borrower and Guarantor shall not, and shall not permit any of their respective Subsidiaries to, engage in any business other than the business of such Borrower, Guarantor or Subsidiary on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Borrower, Guarantor or Subsidiary is engaged on the date hereof (including any reasonable extension, development or expansion of such business).

9.16  Limitation of Restrictions Affecting Subsidiaries. Each Borrower and Guarantor shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Borrower or Guarantor (other than any Excluded Subsidiaries) to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; (b) make loans or advances to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (c) transfer any of its properties or assets to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Borrower or Guarantor prior to the date on which such Subsidiary was acquired by such Borrower or such Guarantor and outstanding on such acquisition date, (vi) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, (vii) customary restrictions imposed on the transfer of copyrighted or patented materials or other intellectual property and customary provisions in agreements that restrict the assignment of such agreements or any rights thereunder, (viii) restrictions contained in the organizational documents of any joint venture applicable to the interest of any Subsidiary in such joint venture or the assets of such joint venture, (ix) the extension or continuation of contractual obligations in existence on the date hereof, and (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement; provided, that any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

9.17  Intentionally Omitted.

9.18  Minimum Consolidated EBITDA. If the sum of Excess Availability plus Qualified Cash is at any time during any fiscal quarter less than $10,000,000 (each such fiscal quarter, a “Subject Fiscal Quarter”), Parent Guarantor and its Subsidiaries (other than any Excluded Subsidiaries) shall earn, on a consolidated basis, Consolidated EBITDA of not less than the applicable amounts set forth below when measured: (a) as of the end of the fiscal quarter immediately preceding such Subject Fiscal Quarter, and (b) as of the end of such Subject Fiscal Quarter; in each case, on a rolling four fiscal quarter basis.

Minimum Consolidated EBITDA	Applicable Period
$20,000,000	Fiscal quarter ending March 31, 2007
$20,000,000	Fiscal quarter ending June 30, 2007
$20,000,000	Fiscal quarter ending September 30, 2007
$20,000,000	Fiscal quarter ending December 31, 2007
$21,500,000	Fiscal quarter ending March 31, 2008
$23,000,000	Fiscal quarter ending June 30, 2008
$24,500,000	Fiscal quarter ending September 30, 2008
$25,000,000	Fiscal quarter ending December 31, 2008, and each fiscal quarter ending thereafter

9.19  License Agreements.

(a)  To the extent necessary to avoid the occurrence of a Material Adverse Effect, each Borrower and Guarantor shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the material License Agreements to which it is a party to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of any material License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except, that, subject to Section 9.19(b) below, such Borrower or Guarantor may cancel, surrender or release any material License Agreement in the ordinary course of the business of such Borrower or such Guarantor.

(b)  To the extent necessary to avoid the occurrence of a Material Adverse Effect, each Borrower and Guarantor will either exercise any option to renew or extend the term of each material License Agreement to which it is a party in such manner as will cause the term of such material License Agreement to be effectively renewed or extended for the period provided by such option.

9.20  Foreign Assets Control Regulations, Etc. None of the requesting or borrowing of the Loans or the requesting or issuance, extension or renewal of any Letter of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 USC §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, but not limited to (a) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56). None of the Borrowers or any of their Subsidiaries or other Affiliates is or will become a “blocked person” as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

9.21  After Acquired Real Property. If any Borrower or Guarantor hereafter acquires any owned Real Property, fixtures or any other property and such Real Property, fixtures or other property is adjacent to, contiguous with or necessary or related to or used in connection with any Real Property then subject to a mortgage, deed of trust or deed to secure debt, in favor of Lender pursuant to the terms hereof, or if such Real Property is not adjacent to, contiguous with or related to or used in connection with such Real Property, then if such owned Real Property, fixtures or other property at any location (or series of adjacent, contiguous or related locations, and regardless of the number of parcels) has a fair market value in an amount equal to or greater than $5,000,000 (or if an Event of Default exists and Agent so requests, then regardless of the fair market value of such assets), without limiting any other rights of Agent or any Lender, or duties or obligations of any Borrower or Guarantor, promptly upon Agent’s request, such Borrower or Guarantor shall execute and deliver to Agent a mortgage, deed of trust or deed to secure debt, as Agent may determine, in form and substance, and as to any provisions relating to specific state laws, reasonably satisfactory to Agent and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to Agent a first and only lien and mortgage on and security interest in such Real Property, fixtures or other property (except as such Borrower or Guarantor would otherwise be permitted to incur hereunder or as otherwise consented to in writing by Agent) and such other agreements, documents and instruments as Agent may reasonably require in connection therewith.

9.22  Costs and Expenses. Borrowers and Guarantors shall pay to Agent on demand (except as limited by clause (g) of this Section 9.22) all reasonable out-of-pocket costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Agent's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all reasonable out-of-pocket costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) reasonable, out-of-pocket costs and expenses and fees for (i) insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections if an Event of Default shall have occurred and be continuing, and (ii) appraisal fees and search fees, background checks, reasonable, out-of-pocket costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent's customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any bank or issuer in connection with any Letter of Credit; (d) if an Event of Default has occurred and is continuing, reasonable, out-of-pocket costs and expenses of preserving and protecting the Collateral; (e) out-of-pocket costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) (i) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and each Borrower's or Guarantor’s operations, which field examinations shall be conducted no more than two (2) times in any twelve (12) month period, except that, if the aggregate outstanding amount of Loans and Letter of Credit Obligations shall be equal to or greater than $50,000,000 at any time, then such field examinations shall be conducted no more than three (3) times in any twelve (12) month period, and except that, on or after the occurrence and continuation of an Event of Default, such field examinations shall be conducted at any time or times as Agent may require, plus (ii) a per diem charge at Agent’s then standard rate for Agent's examiners in the field and office (which rate as of the date hereof is $850.00 per person per day); and (g) the reasonable, out-of-pocket fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing, which fees and disbursements of counsel (i) shall be payable by Borrowers within thirty (30) days after receipt of an invoice therefor, and (ii) if not paid within such period or if Agent shall not have received within such period a written notice from Borrowers of any specific exceptions thereto and such exceptions are not resolved within thirty (30) days thereafter, shall be charged directly to the loan account(s) of any Borrower pursuant to Section 6.4(b) hereof.

9.23  Further Assurances. At the request of Agent at any time and from time to time, each Borrower and Guarantor shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Agent may at any time and from time to time request a certificate from an officer of each Borrower and Guarantor representing that all conditions precedent to the making of Loans and providing Letters of Credit contained in Section 4.2 hereof are satisfied. In the event of such request by Agent, Agent and Lenders may, at Agent’s option, cease to make any further Loans or provide any further Letters of Credit until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied.

SECTION 10.  EVENTS OF DEFAULT AND REMEDIES

10.1  Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a)  (i) any Borrower fails to pay any of the Obligations when due and such failure shall continue for two (2) Business Days, or (ii) any Borrower or Guarantor fails to perform any of the covenants contained in Sections 7.2, 7.3, 7.4, 9.1(b), 9.1(c), 9.2, 9.3, 9.4, 9.6, 9.13, 9.14, 9.15, 9.16, 9.19 and 9.21 of this Agreement or in any other Financing Agreement and such failure shall continue for thirty (30) days; provided, that such thirty (30) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such thirty (30) day period or which has been the subject of two (2) prior failures within a twelve (12) month period or (B) a willful breach by any Borrower or Guarantor of Section 7.2 hereof, or (iii) any Borrower or Guarantor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above;

(b)  any representation, warranty or statement of fact made by any Borrower or any Guarantor to Agent in this Agreement, the other Financing Agreements or any other written agreement, schedule, Borrowing Base Certificate or otherwise shall when made or deemed made be false or misleading in any material respect;

(c)  any Guarantor revokes or terminates, or purports to revoke or terminate, or fails to perform any of the terms, covenants, conditions or provisions of, any guarantee of the Obligations, endorsement or other agreement of such party in favor of Agent or any Lender

(d)  any judgment for the payment of money is rendered against any Borrower or any Guarantor in excess of $2,500,000 in any one case or in excess of $5,000,000 in the aggregate (to the extent not covered by insurance) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower, any Guarantor or any of the Collateral having a value in excess of $2,500,000;

(e)  Operating Company dissolves or suspends or discontinues doing business such that such dissolution, suspension or discontinuation would, or would reasonably be likely to, have a Material Adverse Effect;

(f)  any Borrower or any Guarantor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

(g)  a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower, any Guarantor or all or a substantial part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or any Borrower or any Guarantor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h)  a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed (i) by any Borrower or any Guarantor seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts, or (ii) against all or any part of the Collateral constituting Accounts, Equipment, deposit accounts and proceeds thereof; provided that, notwithstanding anything to the contrary in this clause (h), any such case or proceeding filed by any Borrower or Guarantor as set forth in subclause (i) above shall constitute an Event of Default;

(i)  any default in respect of any Indebtedness for borrowed money of any Borrower or any Guarantor (other than Indebtedness owing to Agent and Lenders hereunder), in any case in an amount in excess of $10,000,000, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto;

(j)  any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent) in accordance with its terms, or any Borrower or other Credit Party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any material provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(k)  an ERISA Event shall occur which results in or could reasonably be expected to result in a Material Adverse Effect;

(l)  any Change of Control;

(m)  the indictment by any Governmental Authority of any Borrower or any Guarantor of which any Borrower, any Guarantor or Agent receives notice, as to which there is a reasonable possibility of an adverse determination under any criminal statute or commencement of criminal or civil proceedings against such Borrower, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $1,000,000 or (ii) any other property of any Borrower which is necessary or material to the conduct of its business; or

(n)  there shall be an event of default under any of the other Financing Agreements.

10.2  Remedies.

(a)  At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or any Guarantor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Guarantor of this Agreement or any of the other Financing Agreements. Agent may, at any time or times, proceed directly against any Borrower or any Guarantor to collect the Obligations without prior recourse to any Guarantor or any of the Collateral.

(b)  Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may upon notice to Borrowers, accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the benefit of Lenders (provided, that, upon the occurrence and continuation of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable).

(c)  Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require any Borrower or Guarantor, at Borrowers’ expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower or Guarantor, which right or equity of redemption is hereby expressly waived and released by each Borrower and Guarantor and/or (vi) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Borrowers designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and each Borrower and Guarantor waives any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower and Guarantor waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, Borrowers shall furnish cash collateral to Agent for the Letter of Credit Obligations. Such cash collateral shall be in the amount equal to one hundred two percent (102%) of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations.

(d)  At any time or times that an Event of Default exists or has occurred and is continuing, Agent may enforce the rights of any Borrower or Guarantor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, Agent may, in its discretion, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all account debtors, secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto (other than gross negligence or willful misconduct) and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders. At any time that an Event of Default exists or has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrowers and Guarantors shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Agent’s request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.

(e)  To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower and Guarantor acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Borrower or Guarantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Borrower and Guarantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or Guarantor or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(f)  For the purpose of enabling Agent to exercise the rights and remedies hereunder, each Borrower and Guarantor hereby grants to Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to any Borrower or Guarantor, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Borrower or Guarantor, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(g)  At any time an Event of Default exists or has occurred and is continuing, Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the Obligations. Each Borrower and each Guarantor shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and expenses.

(h)  Without limiting the foregoing, upon the occurrence and continuation of a Default or an Event of Default, (i) Agent and Lenders may without notice, (A) cease making Loans or arranging for Letters of Credit or reduce the lending formulas or amounts of Loans and Letters of Credit available to Borrowers and/or (B) terminate any provision of this Agreement providing for any future Loans or Letters of Credit to be made by Agent and Lenders to Borrowers and (ii) Agent may, at its option, establish such Reserves as Agent determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.

SECTION 11.	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

11.1  Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver; California Judicial Reference.

(a)  The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of California but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of California.

(b)  Borrowers, Guarantors, Lenders and Agent irrevocably consent and submit to the non-exclusive jurisdiction of the state and federal courts located in Los Angeles County, California, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against any Borrower or Guarantor or its or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or Guarantor or its or their property).

(c)  Each Borrower and Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon any Borrower or Guarantor in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Borrower or Guarantor shall appear in answer to such process, failing which such Borrower or Guarantor shall be deemed in default and judgment may be entered by Agent against such Borrower or Guarantor for the amount of the claim and other relief requested.

(d)  BORROWERS, GUARANTORS, AGENT AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS, GUARANTORS, AGENT AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY BORROWER, ANY GUARANTOR, AGENT OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)  IF ANY ACTION OR PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO (INCLUDING WITHOUT LIMITATION ANY OTHER FINANCING AGREEMENT), (i) THE COURT SHALL, AND IS HEREBY DIRECTED TO, MAKE A GENERAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638 TO A REFEREE OR REFEREES TO HEAR AND DETERMINE ALL OF THE ISSUES IN SUCH ACTION OR PROCEEDING (WHETHER OF FACT OR OF LAW) AND TO REPORT A STATEMENT OF DECISION, PROVIDED THAT AT THE OPTION OF AGENT ANY SUCH ISSUES PERTAINING TO A “PROVISIONAL REMEDY” AS DEFINED IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1281.8 SHALL BE HEARD AND DETERMINED BY THE COURT, AND (ii) BORROWERS SHALL BE JOINTLY AND SEVERALLY RESPONSIBLE TO PAY ALL FEES AND EXPENSES OF ANY REFEREE APPOINTED IN SUCH ACTION OR PROCEEDING.

(f)  Agent and Lenders shall not have any liability to any Borrower or Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by such Borrower or Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined that the losses were the result of acts or omissions constituting gross negligence or willful misconduct of Agent or any Lender. In any such litigation, Agent and Lenders shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement. Each Borrower and Guarantor: (i) certifies that neither Agent, any Lender nor any representative, agent or attorney acting for or on behalf of Agent or any Lender has represented, expressly or otherwise, that Agent and Lenders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent and Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2  Amendments and Waivers.

(a)  Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders or at Agent’s option, by Agent with the authorization or consent of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by any Borrower and such amendment, waiver, discharger or termination shall be effective and binding as to all Lenders only in the specific instance and for the specific purpose for which given; except, that, no such amendment, waiver, discharge or termination shall:

(i)  reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan or Letters of Credit, in each case without the consent of each Lender directly affected thereby,

(ii)  increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

(iii)  release any Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.21(b) hereof), without the consent of Agent and all of Lenders,

(iv)  reduce any percentage specified in the definition of Required Lenders, without the consent of Agent and all of Lenders,

(v)  consent to the assignment or transfer by any Borrower or Guarantor of any of their rights and obligations under this Agreement, without the consent of Agent and all of Lenders,

(vi)  amend the priority of payment of Obligations as set forth in Section 6.4(a) hereof, without the consent of Agent and all of Lenders, or

(vii)  amend, modify or waive any terms of this Section 11.2 hereof, without the consent of Agent and all of Lenders.

(b)  Agent and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

(c)  Notwithstanding anything to the contrary contained in Section 11.2(a) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of any other Lenders to such amendment, waiver, discharge or termination that is required are obtained, if any, then Wachovia or, with the prior written consent of Wachovia, Borrowers shall have the right, but not the obligation, at any time thereafter, and upon the exercise by Wachovia of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to Wachovia or such Eligible Transferee as Wachovia or, with the prior written consent of Wachovia, Borrowers may specify, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto. Wachovia shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify on date on which such purchase and sale shall occur. Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, Wachovia, or such Eligible Transferee specified by Wachovia or Borrowers, as applicable, shall pay to the Non-Consenting Lender (except as Wachovia and such Non-Consenting Lender may otherwise agree) the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee), minus (iii) the amount of the closing fee received by the Non-Consenting Lender pursuant to the terms hereof or of any of the other Financing Agreements multiplied by the fraction, the numerator of which is the number of months remaining in the then current term of the Credit Facility and the denominator of which is the number of months in the then current term thereof. Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.

(d)  The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts or Eligible Equipment shall not be deemed an amendment to the advance rates provided for in this Section 11.2. Notwithstanding anything to the contrary contained in Section 11.2(a) above, (i) in the event that Agent shall agree that any items otherwise required to be delivered to Agent as a condition of the initial Loans and Letters of Credit hereunder may be delivered after the date hereof, Agent may, in its discretion, agree to extend the date for delivery of such items or take such other action as Agent may deem appropriate as a result of the failure to receive such items as Agent may determine or may waive any Event of Default as a result of the failure to receive such items, in each case without the consent of any Lender and (ii) Agent may consent to any change in the type of organization, jurisdiction of organization or other legal structure of any Borrower, Guarantor or any of their Subsidiaries and amend the terms hereof or of any of the other Financing Agreements as may be necessary or desirable to reflect any such change, in each case without the approval of any Lender.

11.3  Waiver of Counterclaims. Each Borrower and Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.4  Indemnification. Each Borrower and Guarantor shall, jointly and severally, indemnify and hold Agent and each Lender, and their respective officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the reasonable, out-of-pocket fees and expenses of counsel except that Borrowers and Guarantors shall not have any obligation under this Section 11.4 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee or such Indemnitee's officers, directors, agents, employees, advisors, counsel or Affiliates (but without limiting the obligations of Borrowers or Guarantors as to any other Indemnitee). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers and Guarantors shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, no Borrower or Guarantor shall assert, and each Borrower and Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Financing Agreements or the transaction contemplated hereby or thereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

SECTION 12.  JOINT AND SEVERAL LIABILITY; SURETYSHIP WAIVERS; THE AGENT; ETC.

12.1  Independent Obligations; Subrogation. The Obligations of each Borrower hereunder are joint and several. To the maximum extent permitted by law, each Borrower hereby waives any claim, right or remedy which such Borrower now has or hereafter acquires against any other Borrower that arises hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of Agent or any Lender against any Borrower or any Collateral which Agent now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise until the Obligations are fully paid and finally discharged. In addition, each Borrower hereby waives any right to proceed against the other Borrowers, now or hereafter, for contribution, indemnity, reimbursement, and any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which any Borrower may now have or hereafter have as against the other Borrowers with respect to the Obligations until the Obligations are fully paid and finally discharged. Each Borrower also hereby waives any rights of recourse to or with respect to any asset of the other Borrowers until the Obligations are fully paid and finally discharged.

12.2  Authority to Modify Obligations and Security. Each Borrower authorizes Agent, without notice or demand and without affecting any Borrowers’ liability hereunder, from time to time, whether before or after any notice of termination hereof or before or after any default in respect of the Obligations, to: (a) renew, extend, accelerate, or otherwise change the time for payment of, or otherwise change any other term or condition of, any document or agreement evidencing or relating to any Obligations as such Obligations relate solely to the other Borrowers, including, without limitation, to increase or decrease the rate of interest thereon; (b) accept, substitute, waive, defease, increase, release, exchange or otherwise alter any Collateral, in whole or in part, securing the other Borrowers’ Obligations; (c) apply any and all such Collateral of the other Borrowers and direct the order or manner of sale thereof as Agent, in its sole discretion, may determine; (d) deal with the other Borrowers as Agent may elect; (e) in Agent’s sole discretion, settle, release on terms satisfactory to them, or by operation of law or otherwise, compound, compromise, collect or otherwise liquidate any of the other Borrowers’ Obligations and/or any of the Collateral in any manner, and bid and purchase any of the collateral at any sale thereof; (vi) apply any and all payments or recoveries from the other Borrowers as Agent, in its sole discretion, may determine, whether or not such indebtedness relates to the Obligations; all whether such Obligations are secured or unsecured or guaranteed or not guaranteed by others; and (vii) apply any sums realized from Collateral furnished by the other Borrowers upon any of its indebtedness or obligations to Agent as Agent, in its sole discretion, may determine, whether or not such indebtedness relates to the Obligations; all without in any way diminishing, releasing or discharging the liability of any Borrower hereunder.

12.3  Waiver of Defenses. Upon and during the continuation of an Event of Default by any Borrower in respect of any Obligations, Agent may, at its option and without notice to any Borrower, proceed directly against any Borrower to collect and recover the full amount of the liability hereunder, or any portion thereof, and each Borrower waives any right to require Agent to: (a) proceed against the other Borrowers or any other person whomsoever; (b) proceed against or exhaust any Collateral given to or held by Agent in connection with the Obligations; (c) give notice of the terms, time and place of any public or private sale of any of the Collateral except as otherwise provided herein; or (d) pursue any other remedy in Agent’s power whatsoever. A separate action or actions may be brought and prosecuted against any Borrower whether or not action is brought against the other Borrowers and whether the other Borrowers be joined in any such action or actions; and each Borrower waives the benefit of any statute of limitations affecting the liability hereunder or the enforcement hereof, and agrees that any payment of any Obligations or other act which shall toll any statute of limitations applicable thereto shall similarly operate to toll such statute of limitations applicable to the liability hereunder.

12.4  Exercise of Lender’s Rights. Each Borrower hereby authorizes and empowers Agent in its sole discretion, without any notice or demand to such Borrower whatsoever and without affecting the liability of such Borrower hereunder, to exercise any right or remedy which Agent may have available to it against the other Borrowers.

12.5  Additional Waivers. Each Borrower waives any defense arising by reason of any disability or other defense of the other Borrowers or by reason of the cessation from any cause whatsoever of the liability of the other Borrowers or by reason of any act or omission of Agent or others which directly or indirectly results in or aids the discharge or release of the other Borrowers or any Obligations or any Collateral by operation of law or otherwise. The Obligations shall be enforceable against each Borrower without regard to the validity, regularity or enforceability of any of the Obligations with respect to any of the other Borrowers or any of the documents related thereto or any collateral security documents securing any of the Obligations. No exercise by Agent of, and no omission of Agent to exercise, any power or authority recognized herein and no impairment or suspension of any right or remedy of Agent against any Borrower or any Collateral shall in any way suspend, discharge, release, exonerate or otherwise affect any of the Obligations or any Collateral furnished by the Borrowers or give to the Borrowers any right of recourse against Agent. Each Borrower specifically agrees that the failure of Agent: (a) to perfect any lien on or security interest in any property heretofore or hereafter given any Borrower to secure payment of the Obligations, or to record or file any document relating thereto or (b) to file or enforce a claim against the estate (either in administration, bankruptcy or other proceeding) of any Borrower shall not in any manner whatsoever terminate, diminish, exonerate or otherwise affect the liability of any Borrower hereunder.

12.6  Additional Indebtedness. Additional Obligations may be created from time to time at the request of any Borrower and without further authorization from or notice to any other Borrower even though the borrowing Borrower’s financial condition may deteriorate since the date hereof. Each Borrower waives the right, if any, to require Agent to disclose to such Borrower any information it may now have or hereafter acquire concerning the other Borrowers’ character, credit, Collateral, financial condition or other matters. Each Borrower has established adequate means to obtain from the other Borrowers, on a continuing basis, financial and other information pertaining to such Borrower’s business and affairs, and assumes the responsibility for being and keeping informed of the financial and other conditions of the other Borrowers and of all circumstances bearing upon the risk of nonpayment of the Obligations which diligent inquiry would reveal. Agent shall not need to inquire into the powers of any Borrower or the authority of any of their respective officers, directors, partners or agents acting or purporting to act in their behalf, and any Obligations created in reliance upon the purported exercise of such power or authority is hereby guaranteed. All Obligations of each Borrower to Agent heretofore, now or hereafter created shall be deemed to have been granted at each Borrower’s special insistence and request and in consideration of and in reliance upon this Agreement.

12.7  Waiver of Notices. Each Borrower and each Guarantor hereby expressly waives diligence, all rights of setoff and counterclaim against Agent and Lenders, and all demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, including notice of the existence, creation or incurring of any new or additional Obligations, except such as are expressly provided for herein. No notice to or demand on any Borrower which Agent may elect to give shall entitle such Borrower to any other or further notice or demand in the same, similar or other circumstances.

12.8  Subordination. Except as otherwise provided in this Section 12.8, and except for expenses paid by one Borrower for the other Borrower’s benefit, any indebtedness of any Borrower now or hereafter owing to any other Borrower is hereby subordinated to the Obligations, whether heretofore, now or hereafter created, and whether before or after notice of termination hereof, and, following the occurrence and during the continuation of an Event of Default, no Borrower shall, without the prior consent of Agent, pay in whole or in part any of such indebtedness nor will any such Borrower accept any payment of or on account of any such indebtedness at any time while such Borrower remains liable hereunder. At the request of Agent, after the occurrence and during the continuance of an Event of Default, each Borrower shall pay to Agent all or any part of such subordinated indebtedness and any amount so paid to Agent at its request shall be applied to payment of the Obligations. Each payment on the indebtedness of any Borrower to the other Borrowers received in violation of any of the provisions hereof shall be deemed to have been received by any other Borrower as trustee for Agent and Lenders and shall be paid over to Agent immediately on account of the Obligations, but without otherwise affecting in any manner any such Borrower’s liability under any of the provisions of this Agreement. Each Borrower agrees to file all claims against the other Borrowers in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any indebtedness of the other Borrowers to such Borrower, and Agent shall be entitled to all of any such Borrower’s rights thereunder. If for any reason, after Agent's request pertaining to any such filing, any such Borrower fails to file such claim at least thirty (30) days prior to the last date on which such claim should be filed, Agent, as such Borrower’s attorney-in-fact, is hereby authorized to do so in Borrowers’ name or, in Agent’s discretion, to assign such claim to, and cause a proof of claim to be filed in the name of, Agent’s nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Agent the full amount payable on the claim in the proceeding, and to the full extent necessary for that purpose any such Borrower hereby assigns to Agent all such Borrower’s rights to any payments or distributions to which such Borrower otherwise would be entitled. If the amount so paid is greater than any such Borrower’s liability hereunder, Agent will pay the excess amount to the person legally entitled thereto.

12.9  Revival. If any payments of money or transfers of property made to Agent and Lenders by any Borrower should for any reason subsequently be declared to be fraudulent (within the meaning of any state or federal law relating to fraudulent conveyances), preferential or otherwise voidable or recoverable in whole or in part for any reason (hereinafter collectively called “voidable transfers”) under the Bankruptcy Code or any other federal or state law and Agent or any Lender is required to repay or restore any such voidable transfer, or the amount or any portion thereof, then as to any such voidable transfer or the amount repaid or restored and all reasonable costs and expenses (including reasonable attorneys’ fees) of Agent or such Lender related thereto, such Borrower’s liability hereunder shall automatically be revived, reinstated and restored and shall exist as though such voidable transfer had never been made to Agent or such Lender.

12.10  Understanding of Waivers. Each Borrower warrants and agrees that the waivers set forth in this Section 12 are made with full knowledge of their significance and consequences. If any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

12.11  Appointment, Powers and Immunities. Each Lender irrevocably designates, appoints and authorizes Wachovia to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Lender; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower or any Guarantor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent.

12.12  Reliance by Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Agents and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.13  Events of Default.

(a)  Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letters of Credit hereunder, unless and until Agent has received written notice from a Lender, or Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”. In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 12.17) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders to the extent provided for herein; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, unless and until otherwise directed by the Required Lenders, Agent may, but shall have no obligation to, continue to make Loans and issue or cause to be issued any Letter of Credit for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit is in the best interests of Lenders.

(b)  Except with the prior written consent of Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Obligations or other Obligations, as against any Borrower or Guarantor or any of the Collateral or other property of any Borrower or Guarantor.

12.14  Wachovia in its Individual Capacity. With respect to its Commitment and the Loans made and Letters of Credit issued or caused to be issued by it (and any successor acting as Agent), so long as Wachovia shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Wachovia in its individual capacity as Lender hereunder. Wachovia (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrowers (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Wachovia and its Affiliates may accept fees and other consideration from any Borrower or Guarantor and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

12.15  Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers hereunder and without limiting any obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

12.16  Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and Guarantors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or Guarantor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or Guarantor. Agent will use reasonable efforts to provide Lenders with any information received by Agent from any Borrower or Guarantor which is required to be provided to Lenders or deemed to be requested by Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from any Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent's own gross negligence or willful misconduct. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent or deemed requested by Lenders hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or Guarantor that may come into the possession of Agent.

12.17  Failure to Act. Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.15 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.18  Additional Loans. Agent shall not make any Loans or provide any Letter of Credit to any Borrower on behalf of Lenders intentionally and with actual knowledge that such Loans or Letter of Credit would cause the aggregate amount of the total outstanding Loans and Letters of Credit to Borrowers to exceed the Borrowing Base, without the prior consent of all Lenders, except, that, Agent may make such additional Loans or provide such additional Letter of Credit on behalf of Lenders, intentionally and with actual knowledge that such Loans or Letter of Credit will cause the total outstanding Loans and Letters of Credit to Borrowers to exceed the Borrowing Base, as Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Loans or additional Letters of Credit to any Borrower which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Loans equal or exceed the Borrowing Bases of Borrowers, plus the amount of Special Agent Advances made pursuant to Section 12.21(a)(ii) hereof then outstanding, shall not exceed the aggregate amount equal to ten percent (10%) of the Maximum Credit and shall not cause the total principal amount of the Loans and Letters of Credit to exceed the Maximum Credit and (b) no such additional Loan or Letter of Credit shall be outstanding more than ninety (90) days after the date such additional Loan or Letter of Credit is made or issued (as the case may be), except as the Required Lenders may otherwise agree. Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Loans or Letters of Credit.

12.19  Concerning the Collateral and the Related Financing Agreements. Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

12.20  Field Audit, Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:

(a)  is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and report with respect to the Borrowing Base prepared or received by Agent (each field audit or examination report and report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, “Reports”), appraisals with respect to the Collateral and financial statements with respect Parent Guarantor and its Subsidiaries received by Agent;

(b)  expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statement or (ii) shall not be liable for any information contained in any Report, appraisal or financial statement;

(c)  expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrowers and Guarantors and will rely significantly upon Borrowers’ and Guarantors’ books and records, as well as on representations of Borrowers’ and Guarantors’ personnel; and

(d)  agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.5 hereof, and not to distribute or use any Report in any other manner.

12.21  Collateral Matters.

(a)  Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letters of Credit hereunder, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, (i) deems necessary or desirable either to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Borrowers and Guarantors of the Loans and other Obligations, provided, that, (A) the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii) outstanding at any time, plus the then outstanding principal amount of the additional Loans and Letters of Credit which Agent may make or provide as set forth in Section 12.18 hereof, shall not exceed the amount equal to ten percent (10%) percent of the Maximum Credit and (B) the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii) outstanding at any time, plus the then outstanding principal amount of the Loans, shall not exceed the Maximum Credit, except at Agent’s option, provided, that, to the extent that the aggregate principal amount of Special Agent Advances plus the then outstanding principal amount of the Loans exceed the Maximum Credit the Special Agent Advances that are in excess of the Maximum Credit shall be for the sole account and risk of Agent and notwithstanding anything to the contrary set forth below, no Lender shall have any obligation to provide its share of such Special Agent Advances in excess of the Maximum Credit, or (iii) to pay any other amount chargeable to any Borrower or Guarantor pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of (A) costs, fees and expenses and (B) payments to issuing bank in respect of any Letter of Credit Obligations. The Special Agent Advances shall be repayable on demand and together with all interest thereon shall constitute Obligations secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Interest on Special Agent Advances shall be payable at the Interest Rate then applicable to Prime Rate Loans and shall be payable on demand. Without limitation of its obligations pursuant to Section 6.9, each Lender agrees that it shall make available to Agent, upon Agent's demand, in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Special Agent Advance. If such funds are not made available to Agent by such Lender, such Lender shall be deemed a Defaulting Lender and Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans.

(b)  Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if any Borrower or Guarantor certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Borrower or Guarantor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $6,500,000, and to the extent Agent may release its security interest in and lien upon any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by Lenders, or (v) if required or permitted under the terms of any of the other Financing Agreements, including any intercreditor agreement, or (vi) approved, authorized or ratified in writing by all of Lenders. Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders. Upon request by Agent at any time, Lenders will promptly confirm in writing Agent's authority to release particular types or items of Collateral pursuant to this Section.

(c)  Without any manner limiting Agent's authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Borrower or Guarantor in respect of) the Collateral retained by such Borrower or Guarantor.

(d)  Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letters of Credit hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its discretion, given Agent's own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender.

12.22  Agency for Perfection. Each Lender hereby appoints Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Lender hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver such Collateral to Agent or in accordance with Agent's instructions.

12.23  Successor Agent. Agent may resign as Agent upon thirty (30) days’ notice to Lenders and Parent Guarantor. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Parent Guarantor, a successor agent from among Lenders. Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

12.24  Other Agent Designations. Agent may at any time and from time to time determine that a Lender may, in addition, be a “Co-Agent”, “Syndication Agent”, “Documentation Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement. Any such designation shall be effective upon written notice by Agent to Borrowers of any such designation. Any Lender that is so designated as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation by Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Financing Agreements other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 13.  TERM OF AGREEMENT; MISCELLANEOUS

13.1  Term.

(a)  This Agreement and the other Financing Agreements shall continue in full force and effect for a term ending on the date three (3) years from the date hereof (the “Maturity Date”), unless sooner terminated pursuant to the terms hereof. Borrowers may terminate this Agreement at any time upon ten (10) Business Days' prior written notice to Agent (which notice shall be irrevocable); provided, that this Agreement and all other Financing Agreements must be terminated simultaneously. In addition, Agent may terminate this Agreement at any time that an Event of Default has occurred and is continuing. Upon the Maturity Date or any other effective date of termination of the Financing Agreements, Borrowers shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrowers and at Borrowers’ expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including reasonable attorneys' fees and expenses, in connection with any contingent Obligations that are known or ascertainable or that are likely to ripen, including issued and outstanding Letter of Credit Obligations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment and any continuing obligations of Agent or any Lender pursuant to any Deposit Account Control Agreement. The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Obligations shall be in the amount equal to one hundred two percent (102%) of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Borrowers for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon, Pasadena, California time.

(b)  No termination of this Agreement or any of the other Financing Agreements shall relieve or discharge any Borrower or Guarantor of its respective duties, obligations and covenants under this Agreement or any of the other Financing Agreements until all Obligations (other than contingent indemnification Obligations) have been fully discharged and paid, and Agent's continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations (other than contingent indemnification Obligations) have been fully discharged and paid. Accordingly, each Borrower and Guarantor waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrowers or Guarantors, or to file them with any filing office, (i) unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds, and (ii) except in the case of any sale or other disposition of such Collateral permitted pursuant to Section 9.7 hereof.

13.2  Interpretative Provisions.

(a)  All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b)  All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c)  All references to any Borrower, Guarantor, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d)  The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e)  The word “including” when used in this Agreement shall mean “including, without limitation” and the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall”.

(f)  An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.2 or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined by Agent.

(g)  All references to the term “good faith” used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. Borrowers and Guarantors shall have the burden of proving any lack of good faith on the part of Agent or any Lender alleged by any Borrower or Guarantor at any time.

(h)  Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Borrowers most recently received by Agent prior to the date hereof. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified and also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit.

(i)  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(j)  Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(k)  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(l)  This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(m)  This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Borrowers and counsel to Agent, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.

(n)  Unless otherwise expressly provided in this Agreement or in the other Financing Agreements, Article, Section, Exhibit and Schedule references herein and therein are to the Financing Agreement in which such reference appears.

13.3  Notices.

(a)  All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. Notices delivered through electronic communications shall be effective to the extent set forth in Section 13.3(b) below. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to any Borrower:	Jazz Semiconductor, Inc. 4321 Jamboree Road Newport Beach, California 92660 Attention: Chief Financial Officer Telephone No.: (949) 435-8304 Telecopy No.: (949) 435-8200

If to Parent Guarantor:	Jazz Technologies, Inc. 4910 Birch Street, Suite 102 Irvine, California 92660 Attention: Gilbert F. Amelio Telephone No.: Telecopy No.:

with a copy to:	Cooley Godward LLP 101 California Street, 5th Floor San Francisco, CA 94111-5800 Attention: Mischi a Marca Telephone No.: (415) 693-2148 Telecopy No.: (415) 693-2222

If to Agent:	Wachovia Capital Finance Corporation (Western) 251 South Lake Avenue, Suite 900 Pasadena, California 91101 Attention: Portfolio Manager Telephone No.: (626) 304-4900 Telecopy No.: (626) 304-4969

with a copy to:	Mayer, Brown, Rowe & Maw LLP 350 South Grand Avenue, 25th Floor Los Angeles, California 90071 Attention: Marshall Stoddard Telephone No.: (213) 229-9500 Telecopy No.: (213) 625-0248

(b)  Notices and other communications to Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent or as otherwise determined by Agent. Unless Agent otherwise requires, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that, if such notice or other communication is not given during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communications is available and identifying the website address therefor.

13.4  Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

13.5  Confidentiality.

(a)  Agent and each Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by any Borrower or any Guarantor pursuant to this Agreement, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, in connection with any litigation to which Agent or such Lender is a party, (iii) to any Lender or Participant (or prospective Lender or Participant) or to any Affiliate of any Lender so long as such Lender or Participant (or prospective Lender or Participant) or Affiliate shall have been instructed to treat such information as confidential in accordance with this Section 13.5, or (iv) subject to this Section 13.5, to counsel for Agent or any Lender, any Affiliate of Lender or any Participant (or prospective Lender or Participant).

(b)  In the event that Agent or any Lender receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent or such Lender, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender, Agent or such Lender will promptly notify Borrowers of such request so that Borrowers may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrowers of Agent’s or such Lender’s expenses, cooperate with Borrowers in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Borrowers so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender.

(c)  In no event shall this Section 13.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by any Borrower, any Guarantor or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent or any Lender (or any Affiliate of any Lender) on a non-confidential basis from a person other than a Borrower or a Guarantor, (iii) to require Agent or any Lender to return any materials furnished by a Borrower or a Guarantor to Agent or a Lender or prevent Agent or a Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Agent and Lenders under this Section 13.5 shall supersede and replace the obligations of Agent and Lenders under any confidentiality letter signed prior to the date hereof or any other arrangements concerning the confidentiality of information provided by any Borrower or any Guarantor to Agent or any Lender. In addition, Agent and Lenders may disclose information relating to this Agreement to Gold Sheets and other similar bank trade publications, with such information to consist of deal terms and other information customarily found in such publications and the use of the name, logos and other insignia of each Borrower and Guarantor in any “tombstone” or comparable advertising, on its website or in other marketing materials of Agent or its Affiliates.

13.6  Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Borrowers, Guarantors and their respective permitted successors and assigns, provided that, except as otherwise permitted hereunder, no Borrower may assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders. Any such purported assignment without such express prior written consent shall be void. Agent may, with the prior written consent of Borrowers (which consent shall not be unreasonably withheld or delayed), assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Loans, the Letters of Credit or any other interest herein to another financial institution or other person on terms and conditions acceptable to Agent, provided, that, (a) in the event of any such assignment of rights, delegation of obligations or sale of participations or other interest by Agent to any Affiliate or Affiliates of Agent, (b) in the event of any such sale or assignment in connection with the merger, consolidation, sale, transfer or other disposition of all or any substantial portion of Agent's business, loan portfolio or other assets or (c) after the occurrence and during the continuation of an Event of Default, no such consent from Borrowers shall be required.

13.7  Assignments; Participations.

(a)  Each Lender may, with the prior written consent of Agent, assign all or, if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) such transfer or assignment will not be effective until recorded by Agent on the Register and (ii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000.

(b)  Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the “Register”). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and any Borrowers, Guarantors, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c)  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Obligations) of a Lender hereunder and thereunder and the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(d)  By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, Guarantor or any of their Subsidiaries or the performance or observance by any Borrower or Guarantor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agent and Lenders may furnish any information concerning any Borrower or Guarantor in the possession of Agent or any Lender from time to time to assignees and Participants.

(e)  Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Obligations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Guarantors, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Financing Agreements, and (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Guarantor hereunder shall be determined as if such Lender had not sold such participation.

(f)  Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank; provided, that, no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

(g)  Borrowers and Guarantors shall assist Agent or any Lender permitted to sell assignments or participations under this Section 13.7 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. Borrowers shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Borrowers and Guarantors and their affairs provided, prepared or reviewed by any Borrower or Guarantor that are contained in any selling materials and all other information provided by it and included in such materials.

13.8  Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

13.9  USA Patriot Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of each Borrower and each Guarantor and other information that will allow such Lender to identify each Borrower and each Guarantor in accordance with the Act and any other applicable law. Each Borrower and each Guarantor is hereby advised that any Loans or Letters of Credit hereunder are subject to satisfactory results of such verification.

13.10  Counterparts, Etc. This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its officers thereunto duly authorized as of the date first above written.

JAZZ SEMICONDUCTOR, INC., as a Borrower

By:	/s/ Shu Li
Name: Shu Li
Title: President and Chief Executive Officer

NEWPORT FAB, LLC, as a Borrower

By:	/s/ Shu Li
Name: Shu Li Title: President and Chief Executive Officer

JAZZ TECHNOLOGIES, INC., as Parent Guarantor

By:	/s/ Gilbert F. Amelio
Name: Gilbert F. Amelio
Title: Chairman and Chief Executive Officer

WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), as Agent and a Lender

By:	/s/ Kate W. Cook
Name: Kate W. Cook
Title: Managing Director

EXHIBIT A
to
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment and Acceptance”) dated as of _____________, 200_ is made between ________________________ (the “Assignor”) and ____________________ (the “Assignee”).

WITNESSETH:

WHEREAS, Wachovia Capital Finance Corporation (Western), in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Jazz Semiconductor, Inc. and Newport Fab, LLC (collectively, “Borrowers”) as set forth in the Amended and Restated Loan and Security Agreement, dated February 28, 2007, by and among Borrowers, certain of their affiliates, Jazz Technologies, Inc., as parent guarantor, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”);

WHEREAS, as provided under the Loan Agreement, Assignor committed to making Loans (the “Committed Loans”) to Borrowers in an aggregate amount not to exceed $___________ (the “Commitment”);

WHEREAS, Assignor wishes to assign to Assignee [part of the] [all] rights and obligations of Assignor under the Loan Agreement in respect of its Commitment in an amount equal to $______________ (the “Assigned Commitment Amount”) on the terms and subject to the conditions set forth herein and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1.  Assignment and Acceptance.

(a)  Subject to the terms and conditions of this Assignment and Acceptance, Assignor hereby sells, transfers and assigns to Assignee, and Assignee hereby purchases, assumes and undertakes from Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) an interest in (i) the Commitment and each of the Committed Loans of Assignor and (ii) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Loan Agreement and the other Financing Agreements, so that after giving effect thereto, the Commitment of Assignee shall be as set forth below and the Pro Rata Share of Assignee shall be _______ (__%) percent.

(b)  With effect on and after the Effective Date (as defined in Section 5 hereof), Assignee shall be a party to the Loan Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Loan Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Commitment Amount. Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender. It is the intent of the parties hereto that the Commitment of Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Commitment Amount and Assignor shall relinquish its rights and be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee; provided, that, Assignor shall not relinquish its rights under Sections 2.2, 6.4, 6.9, 11.5 and 12.5 of the Loan Agreement to the extent such rights relate to the time prior to the Effective Date.

(c)  After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignee's Commitment will be $_____________.

(d)  After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignor's Commitment will be $______________ (as such amount may be further reduced by any other assignments by Assignor on or after the date hereof).

2.  Payments.

(a)  As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Assignor on the Effective Date in immediately available funds an amount equal to $____________, representing Assignee's Pro Rata Share of the principal amount of all Committed Loans.

(b)  Assignee shall pay to Agent the processing fee in the amount specified in Section 13.7(a) of the Loan Agreement.

3.  Reallocation of Payments. Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment, Committed Loans and outstanding Letters of Credit shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Commitment Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

4.  Independent Credit Decision. Assignee acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of _____________ and its Subsidiaries, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance and agrees that it will, independently and without reliance upon Assignor, Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement.

5.  Effective Date; Notices.

(a)  As between Assignor and Assignee, the effective date for this Assignment and Acceptance shall be _______________, 200_ (the “Effective Date”); provided, that, the following conditions precedent have been satisfied on or before the Effective Date:

(i)  this Assignment and Acceptance shall be executed and delivered by Assignor and Assignee;

(ii)  the consent of Agent as required for an effective assignment of the Assigned Commitment Amount by Assignor to Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;

(iii)  written notice of such assignment, together with payment instructions, addresses and related information with respect to Assignee, shall have been given to Borrowers and Agent;

(iv)  Assignee shall pay to Assignor all amounts due to Assignor under this Assignment and Acceptance; and

(v)  the processing fee referred to in Section 2(b) hereof shall have been paid to Agent.

(b)  the execution of this Assignment and Acceptance, Assignor shall deliver to Borrowers and Agent for acknowledgment by Agent, a Notice of Assignment in the form attached hereto as Schedule 1.

6.  Agent. [INCLUDE ONLY IF ASSIGNOR IS AN AGENT]

(a)  Assignee hereby appoints and authorizes Assignor in its capacity as Agent to take such action as agent on its behalf to exercise such powers under the Loan Agreement as are delegated to Agent by Lenders pursuant to the terms of the Loan Agreement.

(b)  Assignee shall assume no duties or obligations held by Assignor in its capacity as Agent under the Loan Agreement.]

7.  Withholding Tax. Assignee (a) represents and warrants to Assignor, Agent and Borrowers that under applicable law and treaties no tax will be required to be withheld by Assignee, Agent or Borrowers with respect to any payments to be made to Assignee hereunder or under any of the Financing Agreements, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to Agent and Borrowers prior to the time that Agent or Borrowers are required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form W-8BEN or W-8ECI, as applicable (wherein Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new such forms upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

8.  Representations and Warranties.

(a)  Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any security interest, lien, encumbrance or other adverse claim, (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder, (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance, and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles.

(b)  Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any of the other Financing Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto. Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of Borrowers, Guarantors or any of their respective Affiliates, or the performance or observance by Borrowers, Guarantors or any other Person, of any of its respective obligations under the Loan Agreement or any other instrument or document furnished in connection therewith.

(c)  Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder, (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights to general equitable principles.

9.  Further Assurances. Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to Borrowers or Agent, which may be required in connection with the assignment and assumption contemplated hereby.

10.  Miscellaneous.

(a)  Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other for further breach thereof.

(b)  All payments made hereunder shall be made without any set-off or counterclaim.

(c)  Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

(d)  This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(e)  THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA. Assignor and Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in Los Angeles County, California over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such California State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

(f)  ASSIGNOR AND ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE LOAN AGREEMENT, ANY OF THE OTHER FINANCING AGREEMENTS OR ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR] By: Title:

[ASSIGNEE] By: Title:

SCHEDULE 1

NOTICE OF ASSIGNMENT AND ACCEPTANCE

______________, 20__

___________________________
___________________________
___________________________
Attn.: ______________________

Re: __________________________________________________

Ladies and Gentlemen:

Wachovia Capital Finance Corporation (Western), in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Jazz Semiconductor, Inc. and Newport Fab, LLC (collectively, “Borrowers”) as set forth in the Amended and Restated Loan and Security Agreement, dated February 28, 2007, by and among Borrowers, certain of their affiliates, Jazz Technologies, Inc., as parent guarantor, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

1.  We hereby give you notice of, and request your consent to, the assignment by __________________________ (the “Assignor”) to ___________________________ (the “Assignee”) such that after giving effect to the assignment Assignee shall have an interest equal to ________ (__%) percent of the total Commitments pursuant to the Assignment and Acceptance Agreement attached hereto (the “Assignment and Acceptance”). We understand that the Assignor's Commitment shall be reduced by $_____________, as the same may be further reduced by other assignments on or after the date hereof.

2.  Assignee agrees that, upon receiving the consent of Agent to such assignment, Assignee will be bound by the terms of the Loan Agreement as fully and to the same extent as if the Assignee were the Lender originally holding such interest under the Loan Agreement.

3.  The following administrative details apply to Assignee:

(A) Notice address:

Assignee name:	___________________________
Address:	___________________________
Attention:	___________________________
Telephone:	___________________________
Telecopier:	___________________________

(B) Payment instructions:

Account No.:	___________________________
At:	___________________________
Reference:	___________________________
Attention:	___________________________

4.  You are entitled to rely upon the representations, warranties and covenants of each of Assignor and Assignee contained in the Assignment and Acceptance.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours, [NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

ACKNOWLEDGED AND ASSIGNMENT
CONSENTED TO:

WACHOVIA CAPITAL FINANCE CORPORATION
(WESTERN), as Agent

By:

Title:

EXHIBIT B
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Information Certificate

[See Attached]

B-1

EXHIBIT C
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Compliance Certificate

To:	Wachovia Capital Finance Corporation (Western), as Agent 251 South Lake Avenue, Suite 900 Pasadena, California 91101 Attention: Portfolio Manager

Ladies and Gentlemen:

I hereby certify to you on behalf of the Borrowers pursuant to Section 9.6 of the Loan Agreement (as defined below) as follows:

1.  I am the duly elected Chief Financial Officer of Jazz Semiconductor, Inc., a Delaware corporation, and Newport Fab, LLC, a Delaware limited liability company (collectively, “Borrowers”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Amended and Restated Loan and Security Agreement, dated as of February 28, 2007, by and among Wachovia Capital Finance Corporation (Western), a California corporation (“Agent”), Wachovia Capital Markets, LLC, as lead arranger, bookrunner and syndication agent, the parties thereto from time to time as lenders (the “Lenders”), Jazz Technologies, Inc., a Delaware corporation (“Parent Guarantor”) and Borrowers (as the same may be amended, modified or supplemented, from time to time, the “Loan Agreement”).

2.  I have reviewed the terms of the Loan Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the financial condition of Borrowers and each of their Subsidiaries, during the immediately preceding fiscal quarter.

3.  The review described in Section 2 above did not disclose the existence at the end of such fiscal quarter, and I have no knowledge of the existence and continuance on the date hereof, of any condition or event which constitutes a Default or an Event of Default, except as set forth on Schedule I attached hereto. Described on Schedule I attached hereto are the exceptions, if any, to this Section 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which any Borrower, any Guarantor or any other Credit Party has taken, is taking, or proposes to take with respect to such condition or event.

4.  I further certify that, based on the review described in Section 2 above, no Borrower, Guarantor or other Credit Party has at any time during or at the end of such fiscal quarter, except as specifically described on Schedule II attached hereto or as permitted by the Loan Agreement, done any of the following:

(a)  Changed its corporate name (other than as previously disclosed to you pursuant to Section 9.1(b) of the Loan Agreement) since the Effective Date.

C-1

(b)  Changed the location of its chief executive office, changed its jurisdiction of incorporation or formation, changed its type of organization or changed the location of or disposed of any of its properties or assets with a fair market value in excess of $1,000,000 in the aggregate (other than pursuant to the sale of Inventory in the ordinary course of its business or as otherwise permitted by Section 9.2 of the Loan Agreement), or established any new asset locations.

5.  I further certify that, based on the review described in Section 2 above, Schedule III attached hereto lists all trade names or styles under which each Borrower and Guarantor transacts business that have not been disclosed to you prior to the date hereof.

6.  [Attached hereto as Schedule IV are the calculations used in determining, as of the end of such fiscal quarter whether Parent Guarantor and Borrowers are in compliance with the covenant set forth in Section 9.18 of the Loan Agreement for such fiscal quarter.]

The foregoing certifications are made and delivered this day of ___________, 20__.

Very truly yours,

Name:
Title: Chief Financial Officer

C-2

EXHIBIT D
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Borrowing Base Certificate

[See Attached]

D-1

EXHIBIT E
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Non-U.S. Lender Statement

[See Attached]

E-1

SCHEDULE 1.30
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Consolidated EBITDA

Fiscal Quarter Ending	Consolidated EBITDA
March 31, 2006	$5,600,000
June 30, 2006	$8,100,000
September 30, 2006	$8,700,000
December 31, 2006	$8,500,000

SCHEDULE 1.46
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Equipment Sublimit

	Equipment Sublimit	Period
1.	$48,214,286.00	February 1, 2007 to April 30, 2007
2.	$46,428,572.00	May 1, 2007 to July 31, 2007
3.	$44,642,858.00	August 1, 2007 to October 31, 2007
4.	$42,857,144.00	November 1, 2007 to January 31, 2008
5.	$40,773,811.00	February 1, 2008 to April 30, 2008
6.	$38,690,478.00	May 1, 2008 to July 31, 2008
7.	$36,607,145.00	August 1, 2008 to October 31, 2008
8.	$34,523,812.00	November 1, 2008 to January 31, 2009
9.	$32,023,812.00	February 1, 2009 to April 30, 2009
10.	$29,523,812.00	May 1, 2009 to July 31, 2009
11.	$27,023,812.00	August 1, 2009 to October 31, 2009
12.	$24,523,812.00	November 1, 2009 to Maturity Date

SCHEDULE 1.57
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Existing Letters of Credit

[Borrowers to Provide]

SCHEDULE 1.104
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Permitted Holders

[Borrowers to Provide]

SCHEDULE 1.110
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Qualified Cash Accounts

[Borrowers to Provide]

SCHEDULE 8.8
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Environmental Compliance

None.

SCHEDULE 8.13
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Labor Disputes

Jazz Semiconductor maintains one material collective bargaining agreement. The Labor Agreement is between Jazz Semiconductor and Local Union No. 2295 of the International Brotherhood of Electrical Workers (IBEW). The agreement was effective on May 2, 2003 and will expire midnight on May 1, 2008.

SCHEDULE 8.15
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Material Contracts

[Borrowers to Provide]

SCHEDULE 9.9
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Permitted Indebtedness

[Borrowers to Provide]

SCHEDULE 9.10
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Existing Loans and Advances

[Borrowers to Provide]